Exhibit 99.1

Feldman Financial Advisors, Inc.

1001 Connecticut Avenue, NW • Suite 840

Washington, DC 20036

202-467-6862 • (Fax) 202-467-6963

Nodak Mutual Insurance Company Fargo, North Dakota Conversion Valuation Appraisal Report Valued as of April 29, 2016 Prepared By Feldman Financial Advisors, Inc. Washington, DC

Feldman Financial Advisors, Inc.

1001 Connecticut Avenue, NW • Suite 840

Washington, DC 20036

202-467-6862 • (Fax) 202-467-6963

April 29, 2016

Board of Directors

Nodak Mutual Insurance Company

1101 First Avenue North

Fargo, North Dakota 58102

Members of the Board:

At your request, we have completed and hereby provide an independent appraisal (the “Appraisal”) of the estimated pro forma market value of Nodak Mutual Insurance Company (“Nodak Mutual” or the “Company”) as of April 29, 2016. Nodak Mutual plans to convert from a mutual insurance company to a stock insurance company (the “Conversion”) and issue all of its outstanding capital stock to Nodak Mutual Group, Inc. (“Nodak Mutual Group”), which will then contribute all of such shares to NI Holdings, Inc. (“NI Holdings”) in exchange for 55% of the outstanding shares of common stock of NI Holdings. In conjunction with the Conversion, NI Holdings will offer 45% of its outstanding common stock for sale to eligible policyholders of Nodak Mutual, the employee stock ownership plan (“ESOP”) of Nodak Mutual, directors, officers and employees of Nodak Mutual, and members of the general public (the “Offering”).

In accordance with Section 3 of Chapter 26.1-12.2 “Mutual Property and Casualty Insurance Company Conversion” of the Century Code of North Dakota, the aggregate value of the capital stock issued in the Conversion shall be equal to the estimated pro forma market value of the converted stock company based upon a valuation by a qualified independent expert. Furthermore, as permitted by Section 3, the qualified independent expert may state the pro forma market value as a range of value and estimate the value as the value estimated to be necessary to attract full subscription for the shares. Pursuant to Section 3, the qualified independent expert may, to the extent feasible, determine the estimated pro forma market value by reference to a peer group of stock companies and the application of generally accepted valuation techniques.

Feldman Financial Advisors, Inc. (“Feldman Financial”) is a financial consulting and advisory firm that specializes in financial valuations and analyses of business enterprises and securities in the financial services industries. The background of Feldman Financial is presented in Exhibit I. In preparing the Appraisal, we conducted an analysis of Nodak Mutual that included discussions with the Company’s management and an onsite visit to the Company’s headquarters. We reviewed the unaudited financial statements of the Company as prepared under generally accepting accounting principles (“GAAP”) as of and for the years ended December 31, 2014 and 2015. In addition, where appropriate, we considered information based on other available published sources that we believe are reliable; however, we cannot guarantee the accuracy and completeness of such information.

FELDMAN FINANCIAL ADVISORS, INC.

Board of Directors

Nodak Mutual Insurance Company

April 29, 2016

Page Two

In preparing the Appraisal, we also reviewed and analyzed: (i) financial and operating information with respect to the business, operations, and prospects of Nodak Mutual as furnished to us by the Company; (ii) publicly available information concerning the Company that we believe to be relevant to our analysis; (iii) a comparison of the historical financial results and present financial condition of the Company with those of selected publicly traded insurance companies that we deemed relevant; and (iv) financial performance and market valuation data of certain publicly traded insurance industry aggregates as provided by industry sources.

The Appraisal is based on the Company’s representation that the information contained in the Application and additional evidence furnished to us by the Company and its independent auditor are truthful, accurate, and complete. We did not independently verify the financial statements and other information provided by the Company and its independent auditor, nor did we independently value the assets or liabilities of the Company. The Appraisal considers the Company only as a going concern on a stand-alone basis and should not be considered as an indication of the liquidation value of the Company.

It is our opinion that, as of April 29, 2016 (the “Valuation Date”), the estimated pro forma market value of the Company was within a range (the “Valuation Range”) of $170,000,000 to $230,000,000 with a midpoint of $200,000,000. The Valuation Range was based upon a 15% decrease from the midpoint to determine the minimum and a 15% increase from the midpoint to establish the maximum. Based on the planned sale of 45% of the pro forma total outstanding shares of common stock, the aggregate value of the range of stock to be sold in the Offering (the “Offering Range”) is from $76,500,000 at the minimum to $103,500,000 at the maximum with a midpoint of $90,000,000.

Our Appraisal is not intended, and must not be construed, to be a recommendation of any kind as to the advisability of purchasing shares of common stock in the Offering. Moreover, because the Appraisal is necessarily based upon estimates and projections of a number of matters, all of which are subject to change from time to time, no assurance can be given that persons who purchase shares of stock in the Offering will thereafter be able to sell such shares at prices related to the foregoing estimate of the Company’s pro forma market value.

The Appraisal reflects only the Valuation Range as of the Valuation Date of the estimated pro forma market value of the Company immediately before issuance of the stock and does not take into account any trading activity with respect to the purchase and sale of common stock in the secondary market on the date of issuance of such securities or at any time thereafter following the completion of the Offering. Feldman Financial is not a seller of securities within the meaning of any federal or state securities laws and any report prepared by Feldman Financial shall not be used as an offer or solicitation with respect to the purchase or sale of any securities.

FELDMAN FINANCIAL ADVISORS, INC.

Board of Directors

Nodak Mutual Insurance Company

April 29, 2016

Page Three

The Valuation Range reported herein will be updated as appropriate. These updates will consider, among other factors, any developments or changes in the Company’s operating performance, financial condition, or management policies, and current conditions in the securities markets for insurance company common stocks. Should any such new developments or changes be material, in our opinion, to the estimated pro forma market value of the Company, appropriate adjustments to the Valuation Range will be made. The reasons for any such adjustments will be explained in detail at that time.

Respectfully submitted,

Feldman Financial Advisors, Inc.

FELDMAN FINANCIAL ADVISORS, INC.

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FELDMAN FINANCIAL ADVISORS, INC.

LIST OF TABLES

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FELDMAN FINANCIAL ADVISORS, INC.

INTRODUCTION

At your request, we have completed and hereby provide an independent appraisal (the “Appraisal”) of the estimated pro forma market value of Nodak Mutual Insurance Company (“Nodak Mutual” or the “Company”) as of April 29, 2016. Nodak Mutual plans to convert from a mutual insurance company to a stock insurance company (the “Conversion”) and issue all of its outstanding capital stock to Nodak Mutual Group, Inc. (“Nodak Mutual Group”), which will then contribute all of such shares to NI Holdings, Inc. (“NI Holdings”) in exchange for 55% of the outstanding shares of common stock of NI Holdings. In conjunction with the Conversion, NI Holdings will offer 45% of its outstanding common stock for sale to eligible policyholders of Nodak Mutual, the employee stock ownership plan (“ESOP”) of Nodak Mutual, directors, officers and employees of Nodak Mutual, and members of the general public (the “Offering”).

Immediately following the Conversion, the stock insurance company will be renamed Nodak Insurance Company. Nodak Mutual Group, which will be organized as a North Dakota non-stock corporation, will own a majority of the outstanding common stock of NI Holdings and act as the mutual holding company (“MHC”) for NI Holdings and Nodak Insurance Company. The Offering is being made by NI Holdings, a North Dakota corporation formed to act as an intermediate holding company and own all of the outstanding capital stock of Nodak Insurance Company. Through its Board of Directors, NI Holdings will elect the directors of Nodak Insurance Company and direct, plan, and coordinate Nodak Insurance Company’s business activities.

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FELDMAN FINANCIAL ADVISORS, INC.

In accordance with Section 3 of Chapter 26.1-12.2 of the Century Code of North Dakota, the aggregate value of the capital stock issued in the Conversion shall be equal to the estimated pro forma market value of the converted stock company based upon a valuation by a qualified independent expert. Furthermore, as permitted by Section 3 of Chapter 26.1-12.2, the qualified independent expert value may state the pro forma market value as a range of value and estimate the value as the value estimated to be necessary to attract full subscription for the shares. Pursuant to Section 3, the qualified independent expert may, to the extent feasible, determine the estimated pro forma market value by reference to a peer group of stock companies and the application of generally accepted valuation techniques.

Feldman Financial Advisors, Inc. (“Feldman Financial”) is a financial consulting and advisory firm that specializes in financial valuations and analyses of business enterprises and securities in the financial services industries. The background of Feldman Financial is presented in Exhibit I. In preparing the Appraisal, we conducted an analysis of Nodak Mutual that included discussions with the Company’s management and an onsite visit to the Company’s headquarters. We reviewed the unaudited financial statements of the Company as prepared under generally accepting accounting principles (“GAAP”) as of and for the years ended December 31, 2014 and 2015. In addition, where appropriate, we considered information based on other available published sources that we believe are reliable; however, we cannot guarantee the accuracy and completeness of such information.

In preparing the Appraisal, we also reviewed and analyzed: (i) financial and operating information with respect to the business, operations, and prospects of Nodak Mutual as furnished to us by the Company; (ii) publicly available information concerning the Company that we believe to be relevant to our analysis; (iii) a comparison of the historical financial results and present financial condition of the Company with those of selected publicly traded insurance companies that we deemed relevant; and (iv) financial performance and market valuation data of certain publicly traded insurance industry aggregates as provided by industry sources.

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FELDMAN FINANCIAL ADVISORS, INC.

The Appraisal is based on the Company’s representation that the information contained in the Application and additional evidence furnished to us by the Company and its independent auditor are truthful, accurate, and complete. We did not independently verify the financial statements and other information provided by the Company and its independent auditor, nor did we independently value the assets or liabilities of the Company. The Appraisal considers the Company only as a going concern on a stand-alone basis and should not be considered as an indication of the liquidation value of the Company.

Our Appraisal is not intended, and must not be construed, to be a recommendation of any kind as to the advisability of purchasing shares of common stock in the Offering. Moreover, because the Appraisal is necessarily based upon estimates and projections of a number of matters, all of which are subject to change from time to time, no assurance can be given that persons who purchase shares of stock in the Offering will thereafter be able to sell such shares at prices related to the foregoing estimate of the Company’s pro forma market value.

The Appraisal reflects only the Valuation Range as of the Valuation Date of the estimated pro forma market value of the Company immediately before issuance of the stock and does not take into account any trading activity with respect to the purchase and sale of common stock in the secondary market on the date of issuance of such securities or at any time thereafter following the completion of the Offering. Feldman Financial is not a seller of securities within the meaning of any federal or state securities laws and any report prepared by Feldman Financial shall not be used as an offer or solicitation with respect to the purchase or sale of any securities.

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FELDMAN FINANCIAL ADVISORS, INC.

The Valuation Range reported herein will be updated as appropriate. These updates will consider, among other factors, any developments or changes in the Company’s operating performance, financial condition, or management policies, and current conditions in the securities markets for insurance company common stocks. Should any such new developments or changes be material, in our opinion, to the estimated pro forma market value of the Company, appropriate adjustments to the Valuation Range will be made. The reasons for any such adjustments will be explained in detail at that time.

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I. BUSINESS OF NODAK MUTUAL

General Overview

Nodak Mutual is a mutual insurance company domiciled in North Dakota. Nodak Mutual writes primarily property and casualty insurance, multi-peril crop insurance, and crop hail insurance exclusively for members of the North Dakota Farm Bureau. Nodak Mutual markets its products through a network of over 65 exclusive producers in North Dakota. For the year ended December 31, 2015, Nodak Mutual had direct premiums written of $132.1 million. Nodak Mutual has been assigned a financial strength rating of “A” (Excellent) by A.M. Best Company, Inc. (“A.M. Best”), which is the third highest out of fifteen possible ratings.

Nodak Mutual was incorporated under the law of North Dakota on April 15, 1946 as a property and casualty insurer and commenced business on April 24, 1946. Since its inception, the Company has been affiliated with the North Dakota Farm Bureau. Nodak Mutual has two wholly owned insurance subsidiaries: American West Insurance Company (“American West”) and Primero Insurance Company (“Primero”). Nodak Mutual also controls Battle Creek Mutual Insurance Company (“Battle Creek”) through an affiliation agreement with Battle Creek, fully reinsures all of the insurance policies issued by Battle Creek, and consolidates Battle Creek’s results with its own for financial statement reporting purposes. Nodak Mutual acquired American West in 2001 and Primero in 2014, and affiliated with Battle Creek in 2011.

American West is a stock insurance company domiciled in North Dakota. American West writes multi-peril crop, crop hail, farmowners, private passenger automobile, and homeowners insurance in South Dakota, North Dakota, and Minnesota through independent agents in approximately 104 offices. For the year ended December 31, 2015, direct premiums written for American West totaled $8.7 million. American West has been assigned a financial strength rating of “B++” (Good) by A.M. Best. American West is licensed in eight states in the Midwest and Western United States.

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Battle Creek is a mutual insurance company domiciled in Nebraska. Battle Creek writes private passenger automobile, homeowners, farmowners, and multi-peril crop insurance exclusively in Nebraska through independent agents in approximately 288 offices. In 2015, direct premiums written for Battle Creek totaled $20.7 million, all of which was reinsured by Nodak Mutual. Battle Creek has been assigned a financial strength rating of “A” (Excellent) by A.M. Best. Under the Battle Creek bylaws, Nodak Mutual has the right to appoint two-thirds of the Board of Directors of Battle Creek and provides management services to Battle Creek pursuant to an affiliation agreement.

Primero is a stock insurance company domiciled in Nevada. Primero is a wholly owned subsidiary of Tri-State, Ltd., a holding company that is wholly owned by Nodak Mutual. Primero writes minimum limits automobile liability insurance (commonly known as non-standard automobile insurance) in Nevada, Arizona, North Dakota, and South Dakota through approximately 612 independent agents. In 2015, direct premiums written totaled $11.3 million. Because non-standard automobile insurance is not as rating sensitive as other lines of business, Primero is not rated by A.M. Best.

At December 31, 2015, Nodak Mutual had consolidated GAAP assets of $261.2 million, liabilities of $110.7 million, and equity of $150.5 million. For the year ended December 31, 2015, Nodak Mutual had $172.8 million in consolidated direct premiums written, $143.1 in net premiums written, and net income of $17.6 million. Each of the insurance companies is subject to examination and comprehensive regulation by the insurance department of the state in which it is domiciled.

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Products and Services

Nodak Mutual was formed in 1946 to offer property and casualty insurance to members of the North Dakota Farm Bureau. Nodak Mutual’s bylaws provide that a person must be a member and remain a member of the North Dakota Farm Bureau in order to become and remain a policyholder of Nodak Mutual. Such bylaws also require that certain members of the Board of Directors of Nodak Mutual must be members of the North Dakota Farm Bureau. The bylaws of Nodak Insurance Company will continue to require policyholders to be members of the North Dakota Farm Bureau and provide that four members of the Board of Directors of Nodak Insurance Company must be members of the board of directors of the North Dakota Farm Bureau. Similarly, one-third of the members of the Board of Directors of Nodak Mutual Group must be persons designated by the North Dakota Farm Bureau.

The North Dakota Farm Bureau has granted Nodak Mutual a nonexclusive, nontransferable license to use the name “Farm Bureau” and the “FB” logo and associated trademarks to market Nodak Mutual products, including insurance products. Nodak Mutual has held this license since the Company’s inception in 1946, and the current version of the license agreement has been in place since 2002. Although the current license agreement expires on October 1, 2016, the license agreement has historically been renewed annually by a vote of the Nodak Mutual Board of Directors. Under the license agreement, Nodak Mutual is required to pay to the North Dakota Farm Bureau an annual royalty payment equal to 1.3% of Nodak Mutual’s written premiums (excluding multi-peril crop insurance premiums), subject to a maximum royalty payment of $1,269,728 and a minimum payment of $900,000. The maximum royalty payment is adjusted annually based upon the Consumer Price Index as of June 1.

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Personal lines. Nodak Mutual, Battle Creek, and American West each write private passenger automobile, homeowners, and farmowners policies in the respective states in which they issue policies. Collectively, personal lines accounted for approximately $106.6 million or 61.7% of the total premiums written by the companies on a consolidated basis during 2015.

Commercial lines. In addition to the personal lines described above, Nodak Mutual and American West write commercial coverages, primarily commercial multi-peril insurance. Collectively, commercial lines accounted for approximately $5.1 million or 3.0% of the total premiums written by the companies on a consolidated basis during 2015.

Crop Insurance. Multi-peril crop and crop hail insurance policies are also offered by Nodak Mutual, Battle Creek, and American West. Collectively, crop insurance accounted for approximately $49.8 million or 28.8% of the total premiums written by these operating units on a consolidated basis during 2015.

Non-standard Automobile. Primero writes only non-standard automobile insurance with a focus on minimum limits automobile liability coverage. Primero’s total premiums written during 2015 were $11.3 million, which accounted for 6.5% of the total premiums written by the companies on a consolidated basis in 2015.

Nodak Mutual is the third largest property and casualty insurer in North Dakota where it had 2015 direct written premium of $132.1 million representing 5.3% of a $2.5 billion market. In its other primary markets, the Company had a much smaller market presence. The Company was the 44th largest writer in the $4.5 billion Nebraska market, the 88th largest writer in the $2.4 billion South Dakota market, and the 325th largest writer in the $11.0 billion Minnesota market where it focuses almost exclusively on multi-peril crop insurance.

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Crop Insurance

Crop insurance is purchased by agricultural producers, including farmers, ranchers, and others to protect themselves against either the loss of their crops due to natural disasters, such as hail, drought, and floods, or the loss of revenue due to declines in the prices of agricultural products. The two general categories of crop insurance are called crop-yield insurance and crop-revenue insurance. Crop-yield insurance protects against a reduction in the yield per acre from the historical average yield in a specified area, such as a county or National Oceanic and Atmospheric Administration weather grid, while crop-revenue insurance also provide protection against declines in the price of the particular crop. Most of the multi-peril crop insurance policies written provide the policyholder with the option to calculate price-based losses on the higher of the prevailing price when the crop is planted or the price at harvest.

Beginning in 1980, the U.S. Congress expanded the federal crop insurance program to cover more crops and regions of the country. More importantly, Congress permitted private sector insurers to market and administer federal insurance policies in exchange for an opportunity to earn a profit through bearing a portion of the risk. Congress also authorized a premium subsidy for the farmers and ranchers. As a result, there was a rapid increase in the acres insured from approximately 26 million acres in 1980 to 100 million acres in 1990. The Federal Crop Insurance Reform Act of 1994 made participation in the crop insurance program mandatory for farmers to be eligible to participate in other government support programs and provided a minimum level of free catastrophic risk coverage for insured and noninsured crops. In 2015, there were approximately 23.1 million acres insured in North Dakota, 16.2 million acres in South Dakota, 17.7 million acres in Minnesota, and 298.6 million acres nationwide. Nodak Mutual, through its Battle Creek affiliate, writes a very small amount of crop insurance in Nebraska. Nodak Mutual’s crop insurance policies cover approximately 1.9 million acres in North Dakota, and American West’s crop insurance policies cover approximately 14,000 acres in South Dakota and approximately 90,000 acres in Minnesota.

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The crop hail and multi-peril crop insurance business is overseen by the federal government through the Risk Management Agency (“RMA”) of the U.S. Department of Agriculture. The RMA outlines policy language, establishes premium rates and develops loss adjustment procedures for insurance programs under the federal crop insurance program. In addition, through the Federal Crop Insurance Corporation (“FCIC”), the RMA provides premium subsidies to farmers and sets the commission percentages that can be paid to agents. The RMA provides oversight to the approved insurance providers (“AIPs”). Private-sector insurance companies sell and service the policies. The AIPs are required to use the policies, premium rates, and loss adjustment procedures set by the RMA without modification and are required to issue a policy to any eligible applicant regardless of risk or profitability. Not more often than every five years, the AIPs renegotiate the contract with the RMA, known as the Standard Reinsurance Agreement (“SRA”), which outlines items such as reporting requirements and claims handling procedures, proportional and non-proportional reinsurance terms, and the level of administrative and operating reimbursement paid to insurers. The RMA also conducts audits of insurers with respect to claims and loss adjustment procedures.

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Based on data compiled by SNL Financial from insurance companies, Chubb Ltd. was the largest writer of federal multi-peril crop insurance in 2015, with nearly 18% of the estimated $10 billion market. ACE Ltd., which adopted the Chubb name after it acquired Chubb Corp. in January 2016, has consistently ranked among the nation’s top two writers of multi-peril crop business in recent years. Chubb Ltd. posted $1.75 billion in direct premiums written in multi-peril crop insurance in 2015, compared with $1.89 billion in 2014. Rural Community Insurance Company (“RCIC”) came in second with direct premiums written of $1.74 billion in 2015. On April 1, 2016, Zurich American Insurance Company acquired RCIC from Wells Fargo & Company. Based on its aggregate direct premiums written of $43.1 million in 2015, the Nodak Mutual consolidated group of companies ranked 18th nationally. Most of the companies writing federal multiple crop insurance business experienced improved results in 2015 as compared to 2014. The negative impact of lower commodity prices was offset by generally favorable weather conditions, increases in volatility factors, increases in acreage, coverage levels, and new policies.

The recent Zurich-RCIC transaction is one acquisition among a number that is reshaping the specialty crop insurance marketplace. In October 2015, Tokio Marine Holdings acquired HCC Insurance Holdings, which itself had acquired Producers Agriculture Insurance Company in January 2015 from CUNA Mutual Group. Farmers Mutual Hail Insurance Co. of Iowa completed in March 2015 its acquisition of John Deere Insurance Company and John Deere Risk Protection, Inc., formerly the crop insurance business units of Deere & Co. AmTrust Financial Services, Inc. completed the acquisition of The Climate Corporation’s crop insurance business in July 2015. Consolidation activity is expected to continue within specialty insurance lines facing strong external challenges such as crop insurance and medical professional liability as larger insurers seek product line and geographic diversification.

Marketing and Distribution

Nodak Mutual’s marketing philosophy is to sell profitable business in its core states, using a focused, cost-effective distribution system. Nodak Mutual distributes its insurance products through approximately 65 exclusive agents selected and trained by the Company. American West, Battle Creek, and Primero rely on independent producers. These independent producers are viewed by the Company as important partners because they are in a position to recommend either the Company’s insurance products or those of a competitor to their customers. The Company considers its relationships with these producers to be good.

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The Company reviews its producers annually with respect to both premium volume and profitability. The producers are monitored primarily by the Company’s three-person marketing staff, which also has principal responsibility for recruiting and training exclusive agents in North Dakota and independent producers in other states. The Company holds annual seminars for producers and conduct training programs that provide both technical training about its products and sales training about how to effectively market its products. For the year ended December 31, 2015, none of the Company’s producers were responsible for more than 5% of the direct premiums written by its various insurance companies.

Producers are compensated through a fixed base commission. Agents receive commission as a percentage of premiums (generally 5% to 15%) as their primary compensation from the Company. RMA establishes the maximum commission that can be paid to producers with respect to crop insurance policies. Battle Creek and American West pay profit sharing commissions to their agencies based on various annual agency premium thresholds and the difference between the agency’s loss ratio and the loss ratio goal established by the insurance company. The commission is paid with respect to all property and casualty (non-crop) business earned within the calendar year. Nodak Mutual pays a profit sharing commission to its agents only with respect to farmowners business originated by such agents.

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The Company’s marketing efforts are further supported by its claims philosophy, which is designed to provide prompt and efficient service and claims processing, resulting in a positive experience for producers and policyholders. The Company believes that these positive experiences result in higher policyholder retention and new business opportunities when communicated by producers and policyholders to potential customers. While it relies on independent agents for distribution and customer support, underwriting and claim handling responsibilities are retained by the Company. Many of its agents have had direct relationships with the Company for a number of years.

Underwriting, Risk Assessment and Pricing

The Company’s underwriting philosophy is aimed at consistently generating profits through sound risk selection and pricing discipline. Through its management and underwriting staff, the Company regularly establishes rates and rating classifications for its insureds based on loss and loss adjustment expense (“LAE”) experience that it has have developed over the years, and the loss and LAE experience for the entire property and casualty insurance market. The Company maintains various rating classifications based on location, type of business, and other liability factors.

The Company believes that the nature of its business requires that it remain sensitive to the marketplace and the pricing strategies of its competitors. Using the market information as background, the Company normally sets its prices based on its estimated future costs. From time to time, the Company may reduce its discounts or apply a premium surcharge to achieve an appropriate return. Pricing flexibility allows the Company to provide a fair rate commensurate with the assumed liability. If its pricing strategy cannot yield sufficient premium to cover its costs on a particular type of risk, the Company may determine not to underwrite that risk. It is the Company’s philosophy not to sacrifice profitability for premium growth.

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Nodak Mutual’s competitive strategy in underwriting is to provide very high quality service to its producers and insureds by responding quickly and effectively to information requests and policy submissions. The Company maintains information on all aspects of its business, which is regularly reviewed to determine both agency and policyholder profitability. Specific information regarding individual insureds is monitored to assist the Company in making decisions about policy renewals or modifications.

The Company’s underwriting staff, which also underwrites coverage issued by American West and Battle Creek, includes 21 employees with more than 277 combined years of experience in property and casualty insurance underwriting. Primero employs four underwriters in connection with its non-standard automobile insurance business. All of the underwriting for the Company’s multi-peril crop and crop hail insurance is underwritten by American Farm Bureau Insurance Services.

Nodak Mutual strives to be disciplined in its pricing by pursuing rate increases to maintain or improve its underwriting profitability while still being able to attract and retain customers. The Company utilizes pricing reviews that it believes will help it price risks more accurately, improve account retention, and support the production of profitable new business. The pricing reviews involve evaluating claims experience and loss trends on a periodic basis to identify changes in the frequency and severity of claims. The Company then considers whether its premium rates are adequate relative to the level of underwriting risk as well as the sufficiency of its underwriting guidelines.

Claims and Litigation Management

Nodak Mutual’s claims management philosophy involves: (i) aggressive closure of claims through prompt and thorough investigation of the facts related to the claim; (ii) equitable settlement of meritorious claims; and (iii) vigorous defense of unfounded claims as to coverage, liability or the amount claimed. The Company’s claims team supports its underwriting strategy by working to provide a timely, good faith claims handling response to policyholders. Claims excellence is achieved by timely investigation and handling of claims, settlement of meritorious claims for equitable amounts, maintenance of adequate case reserves, and control of claims loss adjustment expenses.

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Claims on insurance policies are received directly from the insured or through the Company’s producers. Nodak Mutual and its insurance subsidiaries are required by applicable insurance laws and regulations to maintain reserves for payment of losses and loss adjustment expenses for reported claims and for claims incurred but not reported, arising from policies that have been issued. Generally, these laws and regulations require that the Company provide for the ultimate cost of those claims without regard to how long it takes to settle them or the time value of money. The determination of reserves involves actuarial and statistical projections of what the Company expects to be the cost of the ultimate settlement and administration of such claims based on facts and circumstances then known, estimates of future trends in claims severity, and other variable factors such as inflation and changing judicial theories of liability.

The Company’s actuaries utilize standard actuarial techniques to project ultimate losses based on its paid and incurred loss information, as well as drawing from industry data. The Company analyzes loss trends and claims frequency and severity to determine its “best estimate” of the required reserves. Nodak Mutual’s Vice President of Operations supervises a staff of 40 employees with over 341 years of combined experience in processing property and casualty insurance claims. All claims made under the Company’s multi-peril crop and crop hail insurance policies are processed and administered by American Farm Bureau Insurance Services.

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American Farm Bureau Insurance Services

American Farm Bureau Insurance Services (“AFBIS”) underwrites all of the multi-peril crop and crop hail insurance policies issued by Nodak Mutual and approximately 21 other insurers. AFBIS also processes and administers all claims made by policyholders under such policies. Nodak Mutual reimburses AFBIS for its actual loss adjustment expense with respect to the policies issued by the Company and pays AFBIS a percentage of the premiums that the Company received with respect to such policies. Nodak Mutual is a shareholder of AFBIS, along with each of the other insurers for whom AFBIS provides such services. AFBIS retains 3% of its revenues and pays all remaining profits to Nodak Mutual and the other shareholders of AFBIS.

Executive Management

Eric K. Aasmundstad currently serves as President of Nodak Mutual. Mr. Aasmundstad has served on the Board of Directors of Nodak Mutual since 1997 and as President since 2008. A graduate of North Dakota State University with a degree in engineering, Mr. Aasmundstad operates farming and custom harvesting businesses and also owns a metalworking business. He served as President of the North Dakota Farm Bureau from 1999 through 2011. During his tenure as President of the North Dakota Farm Bureau, Mr. Aasmundstad served on the board of directors of American Agricultural Insurance Company, Inc., which provides reinsurance to Farm Bureau insurance companies and other independent insurers. Following the Conversion, Mr. Aasmundstad will also serve as a member of the Board of Directors of NI Holdings.

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Michael J. Alexander joined Nodak Mutual as Senior Vice President of Underwriting in August 2003 until his promotion to Chief Operating Officer in November 2004. Mr. Alexander was appointed Executive Vice President and Chief Executive Officer in July 2005. Prior to joining Nodak Mutual, he was director of underwriting/customer service at MSI Insurance Companies. Mr. Alexander has over 25 years of experience in the property and casualty industry. Mr. Alexander graduated from Earlham College with a Bachelor of Arts degree in Mathematics and obtained his Master of Arts degree in Actuarial Science from Ball State University. Following the Conversion, Mr. Alexander will also serve as President, Chief Executive Officer, and a member of the Board of Directors of NI Holdings.

Brian R. Doom joined Nodak Mutual as Vice President of Finance and Chief Financial Officer in December 2005 and continues to hold that position. Mr. Doom began his insurance career at Iowa Mutual Insurance Company in 1977, serving in various positions. During the last seven years of his tenure at Iowa Mutual, he served as senior vice president, secretary/treasurer with responsibility for accounting, investments, information technology, reinsurance, and rate analysis. In January 2005, Mr. Doom joined Farmers Union Mutual Insurance Company in North Dakota where he served as controller and chief financial officer. He graduated from the University of Iowa with a Bachelor’s degree in Business Administration and from Boston University with a Master of Science degree in Insurance Management.

Patrick W. Duncan joined Nodak Mutual in December 2005 as Vice President of Shared Service and continues to hold that position in which he is responsible for both the underwriting and claims processes. Mr. Duncan began his insurance career with United Farm Family Mutual Insurance Company in 1989 where he held several management positions, including commercial underwriting, personal lines underwriting, property/casualty claims, farm, and crop insurance. In addition, he held the position of product manager farm/crop and commercial, overseeing a $110 million book of business. Mr. Duncan earned a Bachelor of Science degree in Actuarial Sciences from Indiana University.

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Strategic Goals and Objectives

Nodak Mutual has exhibited a strong record of success in its primary markets over recent years based on key competitive strengths that include experienced management, strong capitalization, steadily increasing profitability, and a solid reserve position. Given its market presence in multiple states, the Company believes that it has ample opportunity to increase business in targeted markets organically. Strategies employed by Nodak Mutual to promote organic growth include the following:

•	Continued emphasis on the relationship between Nodak Mutual and the North Dakota Farm Bureau, a key advocacy group for agricultural and rural interests that enjoys a high and favorable profile throughout North Dakota;

•	Using the cost advantage created by the Company’s low expense ratio compared to peers to selectively expand market share in its primary markets;

•	Expansion and enhancement of agency relationships in Nebraska and South Dakota, including the use of technology such as mobile applications, on-line quoting, and policy issuance initiatives to make it easy for independent agents and insureds to do business with the Company;

•	Selective expansion of Primero in its core markets of Nevada and Arizona as well as expansion of the non-standard automobile product in the Company’s core upper Midwest market area;

•	Excellent claims service for all insureds; and

•	Selective expansion of Nodak Mutual’s participation in the federal multi-peril crop insurance program where it has experience and expertise.

In addition to its organic growth strategies, Nodak Mutual also plans to continue to explore external growth through acquisitions. The Company believes that the additional capital it will raise through the Offering will help facilitate selective acquisition of complementary insurance businesses. Areas of interest include acquisition of a commercial writer and geographic expansion. The acquisition of a commercial writer would help Nodak Mutual better diversify its book of business among personal lines insurance, multi-peril crop insurance, and commercial lines insurance where it currently writes only a limited amount of business. Selective geographic expansion would help the Company diversify weather-related risk and catastrophe risk.

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FELDMAN FINANCIAL ADVISORS, INC.

Plan of Conversion

As a mutual insurance company, Nodak Mutual has no shareholders, but it does have members. The members of Nodak Mutual are its policyholders. Like shareholders, the members have voting rights with respect to the election of directors of Nodak Mutual and any other matters submitted to the vote of members. Unlike shares held by shareholders, however, the memberships in Nodak Mutual are not transferable and do not exist separate from the related insurance policy issued by the Company. Therefore, these membership rights are extinguished when a policyholder cancels or does not renew the policy or the policy is otherwise terminated.

On January 21, 2016, Nodak Mutual’s Board of Directors adopted a Plan of Mutual Property and Casualty Insurance Company Conversion and Minority Offering (“Plan of Conversion”) by which Nodak Mutual will convert from a mutual insurance company to a stock insurance company and issue all of its outstanding capital stock to Nodak Mutual Group, which will then contribute all of such shares to NI Holdings. Following the Conversion, Nodak Insurance Company will be a wholly owned subsidiary of NI Holdings. In connection with its decision to convert from a mutual to a stock form of organization, the Board of Directors determined that engaging in a full mutual-to-stock conversion would raise more capital than it had current plans to prudently deploy. Accordingly, the Board of Directors concluded that a mutual holding company reorganization would be more appropriate because it would result in less capital being raised in comparison to a full mutual-to-stock conversion. Under a mutual holding company structure, the MHC must retain at least a majority of the voting rights of the insurance company or an intermediate holding company. The Company has chosen to sell 45% of its shares to the public in the Offering. As a result, the MHC will own 55% of NI Holdings, which will then own 100% of Nodak Mutual. The Company has chosen to offer 45% of NI Holdings rather than 49% because it provides the flexibility to issue authorized but unissued shares to fund its proposed equity incentive plan while maintaining the MHC’s majority ownership position as required by North Dakota law.

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FELDMAN FINANCIAL ADVISORS, INC.

In accordance with the Plan of Conversion, subscription rights for the purchase of shares of common stock of NI Holdings have been granted to the following persons, listed in order of priority: (i) eligible members defined as policyholders of Nodak Mutual as of January 21, 2016; (ii) the Company’s ESOP; and (iii) directors, officers, and employees of Nodak Mutual. In addition, NI Holdings may elect to offer the shares of common stock not subscribed for in the subscription offering, if any, for sale to members of the general public in a community offering commencing during or upon completion of the subscription offering and in a syndicated offering. NI Holdings has the right to accept or reject, in whole or in part, any order to purchase shares of common stock received in the community offering or syndicated offering or establish preferences for certain purchasers in the community offering.

As provided for in the Plan of Conversion, each eligible member is granted subscription rights and may either: (i) exercise such subscription rights in whole or in part, or (ii) elect, either affirmatively or by failing to exercise any of such eligible member’s subscription rights, to have Nodak Mutual redeem for cash all, but not less than all, of such eligible member’s subscription rights at a price equal to the subscription right value. Feldman Financial determined that the value of a subscription right was $0.67 by applying the Black-Scholes option pricing methodology prescribed by the North Dakota insurance company conversion law.

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FELDMAN FINANCIAL ADVISORS, INC.

After paying expenses related to the Offering and redeeming the subscription rights of eligible members who do not exercise their subscription rights, NI holdings will use a portion of the net proceeds received from the sale of shares of common stock in the Offering to make a $2.4 million loan to the ESOP to permit it to purchase 240,000 shares in the Offering. NI Holdings expects to retain all of the remaining net proceeds at the holding company corporate level, except to the extent that it is required by the North Dakota Insurance Department to contribute a portion of the net proceeds to Nodak Insurance Company. Any remaining net proceeds retained at NI Holdings will be used for general corporate purposes, including paying dividends to shareholders, funding stock repurchases, and funding possible future acquisitions. On a short-term basis, the proceeds retained at NI Holdings will be invested primarily in U.S. government securities, other federal agency securities, and other securities consistent with its investment policy. Except as described above, NI Holdings currently has no specific plans, arrangements, or understandings regarding the use of the net proceeds from the Offering.

The remainder of Chapter I examines in more detail the trends addressed in this section, including the impact of changes in the Company’s economic and competitive environment, and Nodak Mutual’s recent financial performance. The discussion is supplemented by the exhibits in the Appendix. Exhibit III-1 displays the Company’s unaudited consolidated balance sheets as of December 31, 2014 and 2015. Exhibit III-2 presents the Company’s unaudited consolidated income statements for the years ended December 31, 2014 and 2015.

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FELDMAN FINANCIAL ADVISORS, INC.

Financial Condition

Table 1 presents selected data concerning Nodak Mutual’s financial position as of December 31, 2014 and 2015. Exhibit III-1 presents the Company’s consolidated balance sheets as of December 31, 2014 and 2015. The financial data presentation for Nodak Mutual in the tables below and in Exhibits III-1 to III-3 is based on U.S. generally accepted accounting principles (“GAAP”). Combined statutory financial data for Nodak Mutual and its subsidiary and affiliated companies is included in Exhibit III-4 for a five-year overview of the Company’s operating trends on a consolidated basis.

Table 1

Consolidated Financial Condition Data

As of December 31, 2014 and 2015

(Dollars in Thousands)

	December 31,
	2015	2014
Balance Sheet Data
Total assets	$261,192	$250,032
Total cash and investments	199,914	188,098
Premiums receivable	20,039	17,538
Reinsurance recoverable	5,259	7,114
Receivable from FCIC (1)	14,002	17,028
Total policy reserves (2)	45,330	50,508
Unearned premiums	53,487	49,895
Total liabilities	110,704	113,843
Total equity	150,488	136,189

Total equity / total assets	57.62%	54.47%
Cash and investments / total assets	76.54%	75.23%
Policy reserves / total assets	17.36%	20.20%

(1) Receivable from Federal Crop Insurance Corporation.

(2) Total policy reserves equal unpaid losses and loss adjustment expenses.

Source: Nodak Mutual, consolidated GAAP financial statements (unaudited).

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FELDMAN FINANCIAL ADVISORS, INC.

The Company’s consolidated total assets increased by 4.5% from $250.0 million at December 31, 2014 to $261.2 million at December 31, 2015. The $11.2 million increase in total assets primarily resulted from the profitable operations and positive cash flows experienced in 2015. Nodak Mutual reported net income of $17.5 million for the year ended December 31, 2015. Total cash and investments increased by $11.8 million from $188.1 million at December 31, 2014 to $199.9 million at December 31, 2015. Total cash and investments amounted to 76.5% of total assets at December 31, 2015, compared to 75.2% of total assets as of December 31, 2014. Premiums receivable increased from $17.5 million (7.0% of total assets) at December 31, 2014 to $20.0 million (7.7% of total assets) at December 31, 2015. Receivable from the FCIC declined from $17.0 million (6.8% of total assets) at December 31, 2014 to $14.0 million (5.4% of total assets) at December 31, 2015.

Total liabilities decreased by $3.1 million or 2.8% from $113.8 million at December 31, 2014 to $110.7 million at December 31, 2015. The decrease in total liabilities was caused principally by the decrease in total policy reserves (unpaid losses and loss adjustment expenses), which was reflective of the timing of claims payments and favorable loss reserve development. Total policy reserves decreased by $5.2 million from $50.5 million at December 31, 2014 to $45.3 million at December 31, 2015, while unearned premiums increased by $3.6 million from $49.9 million at year-end 2014 to $53.5 million at year-end 2015.

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FELDMAN FINANCIAL ADVISORS, INC.

With respect to its traditional property and casualty insurance products, Nodak Mutual maintains policy reserves for the payment of claims (indemnity losses) and expenses related to adjusting those claims (loss adjustment expenses). Nodak Mutual’s loss reserves consist of case reserves, which are reserves for claims that have been reported to it, and reserves for claims that have been incurred but have not yet been reported and for the future development of case reserves (“IBNR reserves”). Nodak Mutual utilizes an independent actuary to assist with the estimation of its loss and loss adjustment expense reserves. This actuary prepares estimates of the ultimate liability for unpaid losses and loss adjustment expenses based on established actuarial methods. Nodak Mutual’s management reviews these estimates and supplements the actuarial analysis with information not fully incorporated into the actuarially based estimate, such as changes in the external business environment and changes in internal company processes and strategy. Nodak Mutual may adjust the actuarial estimates based on this supplemental information in order to arrive at the amount recorded in the financial statements.

Losses on crop insurance for spring planted crops are identified and adjusted in the same calendar year. A farmer cannot make a claim of loss for spring planted crops after December 15 of the crop year. Therefore, there is no IBNR reserve reported by Nodak Mutual at year-end December 31 with respect to crop insurance. Rather, Nodak Mutual records a monthly estimate of crop insurance losses based primarily upon historical loss data with respect to the type and acreage of each crop planted. This amount is adjusted in the fourth quarter of each year based upon actual results for that calendar year. As of December 31, 2015, Nodak Mutual reported $45.3 million in the aggregate amount of policy reserves which was distributed among $1.2 million for crop insurance business (case reserves only), $39.0 million in other property and casualty lines, and $5.1 million in reinsurance recoverables. The level of policy reserves declined from $50.5 million at year-end 2014 due to the crop and weather-related losses occurring in 2014.

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FELDMAN FINANCIAL ADVISORS, INC.

Insurance premiums on property and casualty policies are recognized in proportion to the underlying risk insured and are earned ratably over the duration of the policies. At the end of each accounting period, the portion of the premiums that is not yet earned is included in unearned premiums (reported as a liability on the balance sheets) and is realized as revenue in subsequent periods over the remaining term of the policy. Reflecting the upward trends in premium growth, the amount of unearned premiums increased by 7.2% from $49.9 million to year-end 2014 to $53.5 million at year-end 2015.

The Company’s aggregate balance of cash and investment securities amounted to $199.9 million at December 31, 2015 and constituted 76.5% of total assets. Nodak Mutual maintains a portion of its investments in relatively short-term and highly liquid assets to ensure the availability of funds for operating purposes. The Company’s cash and cash equivalents amounted to $14.5 million and total investment securities amounted to $184.7 million at December 31, 2015. Exhibit III-3 presents the Company’s investment securities portfolio as of December 31, 2015. Nodak Mutual’s investment portfolio comprised $153.4 million of bonds and $31.2 million of common stocks as of year-end 2015. The fixed maturity portfolio primarily consisted of tax-exempt municipal, government agency, mortgage-backed, and investment grade corporate bonds. The common stock portfolio is composed of publicly traded issues and Farm Bureau related stocks.

Nodak Mutual’s fixed maturity and equity investment securities are classified as available for sale and carried at estimated fair value as determined by management based upon quoted market prices or a recognized pricing service at the reporting date for those or similar investments. Changes in unrealized investment gains or losses on Nodak Mutual’s investments, net of applicable income taxes, are reflected directly in equity as a component of comprehensive income (loss) and, accordingly, have no effect on earnings. Investment income is recognized when earned, and capital gains and losses are recognized when investments are sold or other-than-temporarily impaired. For the year ended December 31, 2015, Nodak Mutual’s fixed income portfolio experienced net unrealized losses of $2.6 million due to decreases in fair values. Most of the decrease in fair value in the fixed maturity portfolio was in industrial and miscellaneous fixed maturity investments as a result of increases in prevailing interest rates. For the year ended December 31, 2015, Nodak Mutual did not determine that any securities were other-than-temporarily impaired. For the year ended December 31, 2014, Nodak Mutual recognized impairments totaling $150,000.

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FELDMAN FINANCIAL ADVISORS, INC.

In accordance with insurance industry practice, Nodak Mutual reinsures a portion of its loss exposure and pays to the reinsurers a portion of the premiums received on all policies reinsured. Insurance policies written by the Company are reinsured with other insurance companies principally to: (i) reduce net liability on individual risks; (ii) mitigate the effect of individual loss occurrences (including catastrophic losses); (iii) stabilize underwriting results; (iv) decrease leverage; and (v) increase underwriting capacity. Nodak Mutual ceded to reinsurers $26.1 million and $33.4 million of written premiums for the years ended December 31, 2014 and 2015, respectively. Nodak Mutual monitors the solvency of its reinsurers through regular review of their financial statements and, if available, their A.M. Best ratings. All of the Company’s current reinsurance partners have at least an “A-” rating from A.M. Best. Reinsurance for multi-peril crop insurance is provided by the FCIC and a commercial stop loss contract.

Nodak Mutual’s consolidated total equity, as measured under GAAP, increased from $136.2 million at December 31, 2014 to $150.5 million at December 31, 2015 as a result of profitable operating results for the year ended December 31, 2015. Concurrently, the Company’s ratio of total equity to total assets advanced from 54.5% at December 31, 2014 to 57.6% at December 31, 2015. As of year-end 2015, the Company’s total equity of $150.5 million was composed of $134.7 million in retained earnings, $12.3 million in unrealized gains on securities, and $3.5 million of minority interest.

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FELDMAN FINANCIAL ADVISORS, INC.

Income and Expense Trends

Table 2 displays Nodak Mutual’s earnings results and selected operating ratios for the years ended December 31, 2014 and 2015. Table 3 presents the Company’s underwriting performance and related ratios. Table 4 summarizes Nodak Mutual’s direct premiums written (“DPW”) by operating company and Table 5 presents a summary of direct premiums written by state. Exhibit III-2 displays the Company’s unaudited consolidated income statements for the years ended December 31, 2014 and 2015. Nodak Mutual’s operating results are influenced by factors affecting the property and casualty (“P&C”) insurance industry in general. The performance of the P&C insurance industry is subject to significant variations due to competition, weather, catastrophic events, regulation, general economic conditions, judicial trends, fluctuations in interest rates, and other factors.

The Company’s premium growth and underwriting results are influenced by market conditions. Pricing in the P&C insurance industry historically has been cyclical with the financial performance of insurers fluctuating from periods of low premium rates and excess underwriting capacity resulting from increased competition (soft market), followed by periods of high premium rates and a shortage of underwriting capacity resulting from decreased competition (hard market).

The markets that Nodak Mutual serves and national property and casualty insurance markets are currently experiencing a stable market cycle. The Company believes that market conditions have remained moderately stable after experiencing much cyclicality from 2000 to 2010. Within the crop insurance segment of the P&C industry, total crop insurance premiums written each year vary mainly based on prevailing commodity prices for the types of crops insured and the number of acres planted because the pricing is set by the RMA.

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FELDMAN FINANCIAL ADVISORS, INC.

Table 2

Consolidated Income Statement Data

For the Years Ended December 31, 2014 and 2015

(Dollars in Thousands)

	For the Years
	Ended December 31,
	2015	2014
Income Statement Data
Direct premiums written	$172,775	$156,035
Net premiums written	143,065	134,192

Net premiums earned	$139,473	$131,947
Investment income	4,184	4,133
Net realized gains on investments	962	1,519
Other revenue	1,854	465
Total revenue	146,473	138,064

Losses and loss adjustment expenses	83,876	89,306
Acquisition and other underwriting expenses	36,499	28,179
Total expenses	120,375	117,485

Income before income taxes	26,098	20,579
Income tax expense	8,417	7,176

Net income before minority interest	17,681	13,403
Net income attributable to minority interest	129	(15)

Net income	$17,552	$13,418

Profitablity Ratios
Return on average assets	6.87%	5.55%
Return on average equity	12.25%	10.48%

Source: Nodak Mutual, consolidated GAAP financial statements (unaudited).

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FELDMAN FINANCIAL ADVISORS, INC.

Nodak Mutual recorded net income of $17.6 million in the year ended December 31, 2015 as compared to net income of $13.4 million for the year ended December 31, 2014. The Company experienced considerable improvement in premium growth and underwriting profits in 2015. The $4.1 million or 30.8% increase in earnings for 2015 was attributable primarily to a $7.5 million increase in net premiums earned and a $5.4 million decrease in losses and loss adjustment expenses, offset partially by a $8.3 million increase in acquisition and other underwriting expenses. Nodak Mutual’s return on average assets (“ROA”) increased from 5.55% in 2014 to 6.87% in 2015, while its return on average equity (“ROE”) advanced from 10.48% in 2014 to 12.25% in 2015.

Total revenue increased to $146.5 million in 2015, which was $8.4 million or 6.1% greater than the $138.1 million in total revenue reported in 2014. Net premiums earned increased by 5.7% from $131.9 million in 2014 to $139.5 million in 2015, primarily due to growth in the Company’s personal lines business outside of North Dakota. While the crop insurance line of business remains an important component of Nodak Mutual’s aggregate premium total, this segment has composed a gradually declining percentage of total premiums and averaged approximately 40% of direct premiums written over the past four years.

Net investment income increased by $511,000 or 1.2% from $4.1 million in 2014 to $4.2 million in 2015. The average balance of cash and invested assets increased from $183.5 million in 2014 to $198.0 million in 2015. The weighted average yield on invested assets decreased from 2.3% in 2014 to 2.1% in 2015 as higher yielding fixed maturity securities matured and were replaced with lower yielding securities. Nodak Mutual realized net investment gains of $962,000 for the year ended December 31, 2015, compared to net investment gains of $1.5 million for the year ended December 31, 2014.

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FELDMAN FINANCIAL ADVISORS, INC.

A key measurement of the profitability of any insurance company for any period is its combined ratio, which is equal to the sum of its loss ratio and its expense ratio. However, investment income, federal income taxes and other non-underwriting income or expense are not reflected in the combined ratio. The profitability of property and casualty insurance companies depends on income from underwriting, investment, and service operations. Underwriting results are considered profitable when the combined ratio is under 100% and unprofitable when the combined ratio is over 100%. Table 4 provides additional underwriting performance data for Nodak Mutual in the years ended December 31, 2014 and 2015.

Losses and loss adjustment expenses declined by 6.1% from $89.3 million in 2014 to $83.9 million in 2015. Nodak Mutual’s loss ratio decreased to 60.1% in 2015, compared to 67.7% for 2014, primarily due to decreased losses on its crop insurance products. The Company also realized favorable development on prior accident years of $9.1 million in 2015 with respect to its traditional property and casualty products. The net favorable development for the year 2015 is primarily the result of prior years’ claims settling for less than originally estimated. Adjustments to the Company’s original estimates resulting from claims are not made until the period in which there is reasonable evidence that an adjustment to the reserve is appropriate.

Acquisition and other underwriting expenses increased by $8.3 million or 29.5% from $28.2 million in 2014 to $36.5 million in 2015. The Company’s expense ratio increased from 21.4% in 2014 to 26.2% in 2015. Contributing to the increase in the expense ratio was an increase in the amount of premiums ceded that has the effect of lowering the amount of net premiums earned, which is the denominator in the expense ratio calculation. Despite the increase in the expense ratio for 2015, the Company’s combined ratio declined to 86.3% in 2015 from 89.0% in 2014 as a result of the decrease in the loss ratio.

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FELDMAN FINANCIAL ADVISORS, INC.

Table 3

Underwriting Performance Data

For the Years Ended December 31, 2014 and 2015

(Dollars in Thousands)

	For the Years Ended
	December 31,
	2015	2014
Selected Income Statement Data
Net premiums earned	$139,473	$131,947

Losses and loss adjustment expenses	83,876	89,306
Acquisition and other underwriting expenses	36,499	28,179
Total losses and expenses	120,375	117,485

Underwriting profit	$19,098	$14,462

Underwriting Ratios
Loss ratio (1)	60.1%	67.7%
Expense ratio (2)	26.2%	21.4%
Combined ratio (3)	86.3%	89.0%

(1) Losses and loss adjustment expenses divided by net premiums earned.

(2) Underwriting and other expenses divided by net premiums earned.

(3) Sum of the loss ratio and the expense ratio.

Source: Nodak Mutual, consolidated GAAP financial statements (unaudited).

The Company’s income before income taxes increased by $5.5 million or 26.8% from $20.6 million in 2014 to $26.1 million in 2015. The improvement in pre-tax earnings resulted from the $8.4 million increase in total revenue exceeding the $2.9 million increase in total expenses. Income tax expense amounted to $8.4 million in 2015, reflecting an effective income tax rate of approximately 32.3%. The amount of income attributable to minority interest was $129,000 in 2015. After adjusting pre-tax earnings for these factors, the Company’s net income for 2015 amounted to $17.6 million in 2015 as compared to $13.4 million in 2014.

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FELDMAN FINANCIAL ADVISORS, INC.

As shown in Table 4, Nodak Mutual is the primary revenue generator among the individual operating companies that comprise the consolidated Nodak Mutual group. The direct premiums written of the individual Nodak Mutual unit totaled 76.5% of the Company’s overall direct premiums written in 2015 with a predominant amount (99.7%) generated in North Dakota as illustrated in Table 5. Battle Creek contributed 12.0% of the Company’s overall DPW in 2015 with all of its premiums generated in Nebraska. As discussed earlier, all of Battle Creek’s premiums, losses and LAE, and underwriting expenses are ceded to Nodak Mutual. Primero contributed 6.5% of the Company’s overall DPW in 2015 with 71.0% of its premiums generated in Nevada and the remainder distributed among Arizona, South Dakota, and North Dakota. American West contributed 5.0% of the Company’s overall DPW in 2015 with its premiums generated in the upper Midwest states of Minnesota, North Dakota, and South Dakota. The acquisition and expansion of the affiliated insurance units have helped to diversify the geographic composition of Nodak Mutual’s premium base as reflected by the decline in the total DPW in North Dakota from 91.0% of the consolidated total DPW in 2012 to 76.5% of the corresponding total in 2015.

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FELDMAN FINANCIAL ADVISORS, INC.

Table 4

Summary of Premium Data by Operating Company

For the Years Ended December 31, 2014 and 2015

(Dollars in Thousands)

	For the Years Ended
	December 31,
	2015		2014
	Amount	%	Amount	%
Direct Premiums Written
Nodak Mutual	$132,138	76.48	$131,329	84.17
American West	8,702	5.04	7,935	5.09
Battle Creek (1)	20,662	11.96	15,970	10.23
Primero	11,273	6.52	801	0.51
Total Direct Premiums Written	$172,775	100.00	$156,035	100.00

Net Premiums Written
Nodak Mutual	$124,924	87.32	$126,648	94.38
American West	6,868	4.80	6,743	5.02
Primero	11,273	7.88	801	0.60
Total Net Premiums Written	$143,065	100.00	$134,192	100.00

Net Premiums Earned
Nodak Mutual	$121,534	87.14	$124,426	94.30
American West	6,563	4.71	6,712	5.09
Primero	11,376	8.16	809	0.61
Total Net Premiums Earned	$139,473	100.00	$131,947	100.00

(1) Direct premiums written by Battle Creek are ceded to Nodak Mutual.

Source: Nodak Mutual, internal financial data (unaudited).

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FELDMAN FINANCIAL ADVISORS, INC.

Table 5

Summary of Premium Data by State

For the Year Ended December 31, 2015

(Dollars in Thousands)

	Operating Company Unit				Consolidated
	Nodak	American	Battle		Nodak
	Mutual	West	Creek	Primero	Mutual
DPW by State
North Dakota	$131,702	$2,380	$-	$375	$134,457
South Dakota	-	2,755	-	2,227	4,982
Minnesota	436	3,567	-	-	4,003
Nebraska	-	-	20,662	-	20,662
Nevada	-	-	-	8,007	8,007
Arizona	-	-	-	664	664
Total Amount	$132,138	$8,702	$20,662	$11,273	$172,775

% of DPW by Unit
North Dakota	99.7	27.4	-	3.3	77.8
South Dakota	-	31.7	-	19.8	2.9
Minnesota	0.3	41.0	-	-	2.3
Nebraska	-	-	100.0	-	12.0
Nevada	-	-	-	71.0	4.6
Arizona	-	-	-	5.9	0.4
Total Percent	100.0	100.0	100.0	100.0	100.0

% of Total DPW
North Dakota	76.2	1.4	-	0.2	77.8
South Dakota	-	1.6	-	1.3	2.9
Minnesota	0.3	2.1	-	-	2.3
Nebraska	-	-	12.0	-	12.0
Nevada	-	-	-	4.6	4.6
Arizona	-	-	-	0.4	0.4
Total Percent	76.5	5.0	12.0	6.5	100.0

Source: Nodak Mutual, internal financial data (unaudited).

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FELDMAN FINANCIAL ADVISORS, INC.

Statutory Financial Data Overview

State insurance laws and regulations require Nodak Mutual to file financial statements with state insurance departments everywhere it does business, and the operations of Nodak Mutual are subject to examination by those departments. Nodak Mutual prepares statutory financial statements in accordance with accounting practices and procedures prescribed or permitted by these departments. Certain accounting standards differ under statutory accounting practices (“SAP”) as compared to GAAP. For example, premium income is recognized on a pro rata basis over the term covered by the insurance policy, while the related acquisition costs are expensed when incurred under SAP. Under GAAP, both premium income and the related policy acquisition costs are recognized on a pro rata basis over the term of the insurance policy. Therefore, the SAP data for Nodak Mutual does not correspond to the GAAP presentation.

Exhibit III-4 presents summary statutory financial data for Nodak Mutual and its affiliated companies over the five-year period from 2011 to 2015. The statutory financial presentation reflects an aggregation of the financial data for the various operating units that compose the Nodak Mutual group of companies. As illustrated, the Company reported positive earnings in four consecutive years from 2012 to 2015 after sustaining a net loss in 2011. Underwriting profits were positive from 2012 to 2015 following an underwriting deficit in 2011 due to severe weather-related losses. Over the past four years, the Company’s loss and LAE ratio averaged 65.9%, its expense ratio averaged 23.2%, and the combined ratio averaged 90.1%. Underwriting profits were supplemented by net investment income, net realized investment gains, and other revenue from finance service charges. The series of yearly operating profits resulted in a steady increase in the Company’s statutory surplus from $83.0 million at year-end 2011 to $141.3 million at year-end 2015.

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FELDMAN FINANCIAL ADVISORS, INC.

II. INDUSTRY FUNDAMENTALS

Financial Strength Ratings by A.M. Best

A.M. Best is a widely recognized rating agency dedicated to the insurance industry. A.M. Best provides ratings that indicate the financial strength of insurance companies. The objective of A.M. Best’s rating system is to provide an independent opinion of an insurer’s financial strength and its ability to meet ongoing obligations to policyholders. The assigned financial strength rating is derived from an in-depth evaluation and analysis of a company’s balance sheet strength, operating performance, and business profile. A.M. Best’s ratings scale is comprised of fifteen individual ratings grouped into nine categories (excluding suspended ratings). The A.M. Best ratings discussed below are established separately for Nodak Mutual, Battle Creek, and America West. Primero is not currently rated by A.M. Best.

A.M. Best has provided ratings and analysis on Nodak Mutual since 1951. A.M. Best currently assigns financial strength ratings of A (Excellent) to Nodak Mutual and Battle Creek, effective February 29, 2016. The rating of A (Excellent) is the third highest of fifteen ratings and the category of “Excellent” represents the second highest of nine categories. Insurance companies rated A are considered by A.M. Best to have “an excellent ability to meet their ongoing obligations to policyholders.” The recent financial strength rating for Nodak Mutual represented an affirmation of the A (Excellent) rating issued by A.M. Best on February 6, 2015. The most recent rating upgrade for Nodak Mutual occurred on February 6, 2013 when A.M. Best revised the Company’s financial strength rating from A- (Excellent) to A (Excellent). According to A.M. Best, the outlook on the financial strength ratings for Nodak Mutual and Battle Creek remains stable.

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Concurrently on February 29, 2016, A.M. Best affirmed the issuer credit rating of “a” and revised the issuer credit rating outlook to positive from stable for both Nodak Mutual and Battle Creek. A.M. Best also affirmed the financial strength rating of B++ (Good) for American West and revised the outlook to positive from stable. The issuer credit rating of “bbb+” was affirmed for American West and the outlook revised to positive from stable.

In its analysis of Nodak Mutual, A.M. Best cited as positive factors the Company’s strong capitalization, favorable operating results, and its market profile as one of the leading writers of property and casualty insurance in North Dakota. A.M. Best highlighted specific competitive advantages enjoyed by Nodak Mutual, including its established market presence, cost-effective distribution network, and important familiarity with local market and product segments. Nodak Mutual reported consecutive positive earnings results and statutory surplus growth in four of the past five years. A.M. Best noted as a concern the Company’s concentration of business in North Dakota, which amplifies the potential exposure to weather-related events as well as adverse judicial and regulatory actions. A.M. Best took note of the fact that the Company has attempted to broaden its product line and geographic concentration through the recent acquisition of Primero, which writes non-standard automobile coverage primarily in Nevada.

According to A.M. Best, the potential for future rating upgrades for Nodak Mutual is related to the Company continuing to maintain strong capitalization and solid operating performance. The potential for negative action would be related to an unexpected and significant decline in risk-adjusted capitalization or a downward spiral in operating performance. The results of the Company’s diversification and expansion strategies could also impact any future rating determinations by A.M. Best.

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The positive rating outlook for American West was reflective of its continued solid capitalization and positive operating performance. A.M. Best also noted that American West benefits from the support provided by Nodak Mutual, inclusive of the important areas of enterprise risk management and reinsurance participation. A.M. Best mentioned as ongoing concerns for American West the geographic concentration of risk, limited product offerings, and business presence in South Dakota, Minnesota, and North Dakota, which subjects American West to frequent and severe weather-related events.

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Industry Performance and Investment Outlook

The property and casualty segment of the insurance industry provides protection from risk into two basic areas. In general, property insurance protects an insured against financial loss arising out of loss of property or its use caused by an insured peril. Casualty insurance protects the insured against financial loss arising out of the insured’s obligation to others for loss or damage to persons, including, with respect to workers compensation insurance, persons who are employees, or property. There are approximately 3,000 companies providing property and casualty insurance coverage in the United States. About 100 of these companies provide the majority of the property and casualty coverage.

Historically, the financial performance of the P&C insurance industry has tended to fluctuate in cyclical periods of aggressive price competition and excess underwriting capacity (known as a soft market), followed often by periods of high premium rates and shortages of underwriting capacity (or a hard market). Although an individual insurance company’s financial performance is dependent on its own specific business characteristics, the profitability of most property and casualty insurance companies tends to follow this cyclical market pattern. During soft market conditions, premium rates are stable or falling and insurance coverage is readily available. During periods of hard market conditions, coverage may be more difficult to find and insurers increase premiums or exit unprofitable areas of business. Following several years of heavy catastrophe losses in 2011-2012, industry premium rates have firmed and the rebounding economy has helped spur the demand for insurance.

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According to the Insurance Services Office Inc. (“ISO”), the P&C industry experienced net written premium growth of 2.9% in 2011, 3.4% in 2012, and 4.4% in 2013, evidencing an improving insurance pricing environment. The industry’s largest sector, personal lines, accounted for approximately 42% of the total industry premium volume in 2013. The commercial lines sector accounted for approximately 35% of the total industry written premiums with balanced lines underwriters, who write a combination of personal and commercial lines coverage, accounting for the remaining 23%.

Underwriting results were unprofitable for the U.S. property and casualty insurance industry from 2008 to 2012, but turned positive in 2013 as the industry’s combined ratio improved from 102.9% in 2012 to 96.2% in 2013 and incurred losses declined by 6.6% to $259.3 billion in 2013 from $277.7 billion in 2012. The industry’s loss ratio improved from 74.2% in 2012 to 67.3% in 2013, and the expense ratio held steady at 28.2% for both periods. While a drop in catastrophe losses affected results for many industry participants, some broad-based improvements in a number of lines of coverage also drove the improved operating results.

Net investment income is an important revenue source for P&C insurers, historically accounting for 15%-20% of total revenues. For most insurers, cash flows available for investment have stabilized although persistently low investment yields continue to pressure investment income results. Net realized investment gains have increased in recent years on the heels of surging securities market valuations.

United States P&C insurers experienced continued profitability in 2014 but with declining results. Net written premium growth slowed slightly from 4.4% in 2013 to 4.1% in 2014 and the industry’s combined ratio increased from 96.2% in 2013 to 97.0% in 2014. The P&C industry’s profitability, premium growth, and underwriting ratios all performed better in 2014 than long-term historical averages due largely to moderate catastrophe losses and continued reserve release. However, the industry’s earnings declined by 12.5% in 2014 and the return on equity fell to 8.2% in 2014 from 9.8% in 2013.

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The P&C industry profits increased by 16.5% to $44.0 billion in the first nine months of 2015 from $37.8 billion in the first nine months of 2014. Net income reached its highest nine-month level since the $49.6 billion recorded for nine-months 2007. P&C insurers’ overall profitability as measured by their annualized return on average equity grew to 8.8% in nine-months 2015 from 7.6% in nine-months 2014. Improvements in underwriting results and elevated investment gains contributed to the higher level of earnings. Insurers’ combined ratio improved to 96.9% for the first nine months of 2015 from 97.7% in the same period of 2014. It is clear that combined ratios must be lower in the current suppressed interest rate environment in order for P&C insurers to generate competitive returns. The annualized yield on insurers’ investments in nine-months 2015 was 3.1%, below the long-term average investment yield of 5.1% from 1960 to 2014.

Standard & Poor’s (“S&P”) fundamental investment outlook for the P&C insurance industry is currently positive. Although S&P expects a more competitive pricing environment to impact the degree to which insurers are able to raise rates, it anticipates that the overall operating climate for the P&C industry will remain stable. S&P notes that the degree to which demand for certain types of insurance products, particularly those in the commercial lines area, increases will depend on the health of the broader economy in the United States and globally. Reserve releases are expected to taper off gradually, but will continue to benefit the bottom line and combined ratio through at least 2016.

The industry’s strong capital position suggests insurers are in a good position to increase risk appetite, repurchase shares, and pursue acquisitions. In addition to the excess capital in the industry, merger and acquisition activity has also been stimulated by a drive for growth in response to slow top-line (premium) growth and curtailed earnings expansion and a desire to realize economies of scale. Acquiring companies are also motivated by low interest rates that facilitate attractive debt financing for merger transactions.

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S&P forecasts that a softening of certain rates (particularly in the commercial lines segment), partly offset by an uptick in demand, should propel net written premiums by approximately 3% to 4% in 2016. S&P notes that because of the excess underwriting capacity currently in the P&C industry, opportunities exists for stronger capitalized and expansion oriented insurers to gain market share at the expenses of more financially strained competitors. Operating profitability in many segments of the P&C industry is heavily influenced by the level of weather and catastrophe losses. Barring a surge in catastrophes, S&P expects underwriting results to remain profitable in 2016 for the P&C industry.

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III. COMPARISONS WITH PUBLICLY TRADED COMPANIES

General Overview

The comparative market approach provides a sound basis for determining estimates of going-concern valuations where a regular and active market exists for the stocks of peer institutions. The comparative market approach was utilized in determining the estimated pro forma market value of Nodak Mutual because: (i) reliable market and financial data are readily available for comparable institutions, and (ii) the comparative market method has been widely accepted as a valuation approach by the applicable regulatory authorities. The generally employed valuation method in initial public offerings (“IPOs”), where possible, is the comparative market approach, which also can be relied upon to determine pro forma market value in an insurance company stock conversion.

The comparative market approach derives valuation benchmarks from the trading patterns of selected peer institutions that, due to certain factors such as financial performance and operating strategies, enable the appraiser to estimate the potential value of the subject institution in a mutual-to-stock conversion offering. In Chapter III, our valuation analysis focuses on the selection and comparison of the Company with a comparable group of publicly traded insurance companies (the “Comparative Group”). Chapter IV will detail any additional discounts or premiums that we believe are appropriate to the Company’s pro forma market value.

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We considered other conventional valuation methodologies in the course of determining the Company’s estimated pro forma market value. Various income approaches include a capitalization of earnings and a discounted cash flow analysis and reflect the economic principle that the value of a subject investment, or subject business interest, is the present value of the economic income expected to be generated by the investment. The income capitalization approach relies on either a single period or multiple periods considered to be representative of recurring benefits, which are capitalized by a capitalization rate chosen from comparable companies or from risk-adjusted rates of return required by investors in a particular line of business. When multiple periods are used, income is estimated for several future periods. This income is discounted to the present time period, with or without a terminal value, depending upon the circumstances of the particular company.

Due to the unpredictable nature of earnings in the P&C industry, primarily because of potential catastrophic events, and the lack of long-term income projections for Nodak Mutual, we did not utilize an income approach. Furthermore, a large number of publicly traded insurance companies are represented in the stock market, are widely followed by analysts and investors, and are traded actively. The trading characteristics of these public companies allow analysts and investors to gain and apply knowledge about the comparative fundamentals of these companies as they relate to financial performance and market valuations.

Asset-based valuation approaches may be either on a going concern, orderly disposition, or forced liquidation basis. Going concern asset-based valuations are often used in the case of companies that hold readily marketable assets such as an investment company. Nodak Mutual holds assets for the purpose of producing income to support its insurance operations. While a portion of Nodak Mutual’s assets are readily marketable, its primary business is not investment in assets for resale. Financial service companies are rarely valued on the basis of their assets at liquidation value or the disposal of individual assets or groups of assets. While the stock market may use a concept of “book value” as a pricing benchmark, few investors recognize the overall value of a financial service company as being its net book value at any point in time because of the significant differences in composition of balance sheet assets and liabilities and risks associated with business, market, credit, and interest rate factors that the concept of simple “book value” does not fully recognize. For an insurance company such as Nodak Mutual, the asset-based approach could lead to valuation conclusions that do not fully take into account the enterprise as a whole and the accompanying intangible benefits or risk factors related to the business franchise. Therefore, we have elected not to utilize this approach and have concentrated on the comparative market approach.

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Selection Criteria

Selected market price and financial performance data for insurance companies listed on the New York and NYSE MKT Stock Exchanges or traded on the NASDAQ Stock Market are shown in Exhibit IV as compiled from data obtained from SNL Financial LC (“SNL Financial”), a leading provider of financial and market data focused on financial services industries, including banks and insurance companies. The overall insurance industry is differentiated by SNL Financial into six market segments: (i) life and health, (ii) managed care, (iii) mortgage and financial guaranty, (iv) multi-line, (v) property and casualty, and (vi) title. For purposes of this selection screening, we focused exclusively on publicly traded insurance companies based in the United States and included in the property and casualty segment (“Public P&C Insurance Group”). Several criteria, discussed below, were used to select the individual members of the Comparative Group from the overall universe of publicly traded insurance companies.

•	Operating characteristics – A company’s operating characteristics are the most important factors because they affect investors’ expected rates of return on a company’s stock under various business and economic scenarios, and they influence the market’s general perception of the quality and attractiveness of a given company. Operating characteristics, which may vary in importance during the business cycle, include financial variables such as profitability, capitalization, growth, risk exposure, liquidity, and other factors such as lines of business and management strategies.

•	Degree of marketability and liquidity – Marketability of a stock reflects the relative ease and promptness with which a security may be sold when desired, at a representative current price, without material concession in price merely because of the necessity of sale. Marketability also connotes the existence of buying interest as well as selling interest and is usually indicated by trading volumes and the spread between the bid and asked price for a security. Liquidity of the stock issue refers to the organized market exchange process whereby the security can be converted into cash. We attempted to limit our selection to companies that have access to a regular trading market or price quotations. We excluded from the Comparative Group and the Public P&C Insurance Group those companies that are sellers in pending acquisitions that have been previously announced.

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In determining the Comparative Group composition, we focused primarily on Nodak Mutual’s asset size, market segment, and product lines. Attempting to concentrate on the Company’s financial characteristics and enlarge the Comparative Group to obtain a meaningful statistical cluster of companies, we broadened the size range criterion to encompass a statistically significant number of companies. In addition, due to the ongoing consolidation activity within the insurance industry, we sought to include a sufficient number of companies in the event that one or several members are subsequently subject to acquisition as we update this Appraisal prior to completion of the Conversion.

Of the 48 companies composing the Public P&C Insurance Group as of April 29, 2016, there were only eight insurers with total assets under $500 million. The median asset size of the overall Public P&C Insurance Group was $3.3 billion and the average size was even larger at $35.0 billion, skewed by behemoth companies such as Berkshire Hathaway and American International Group with total assets each approaching or exceeding $500 billion. We applied the following selection criteria and focused principally on companies concentrated in the lower quartile of the Public P&C Insurance Group based on asset size:

•	Publicly traded – stock-form insurance company whose shares are traded on New York Stock Exchange, NYSE MKT, or NASDAQ Stock Market.

•	Market segment – insurance underwriter whose primary market segment is listed as property and casualty by SNL Financial.

•	Non-acquisition target – not subject to an announced or pending acquisition.

•	Seasoned trading history – publicly traded for at least one year.

•	Current financial data – publicly reported financial data on a GAAP basis available for the last twelve months (“LTM”) ended December 31, 2015.

•	Asset size – total assets between $100 million and $1.6 billion.

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As a result of applying the above criteria, the screening process produced a reliable representation of publicly traded insurance companies for valuation purposes. Fifteen public companies met all of the criteria outlined on the previous page. We included in the Comparative Group each of the eight companies that had assets under $800 million and also met the other criteria. In selecting the remainder of the Comparative Group, we focused on excluding companies that would result in an undue geographic concentration in one state (Florida) or whose product lines were not sufficiently broad. Within the collection of seven companies meeting the previous criteria and exhibiting an asset size between $800 million and $1.6 billion, we selected four additional companies.

A general operating summary of the twelve companies selected for the Comparative Group is presented in Table 6. In focusing on smaller publicly traded companies, the Comparative Group includes a total of five companies with total assets less than $500 million (Atlas Financial Holdings, First Acceptance Corporation, Kingstone Companies, National Security Group, and Unico American Corporation) and three companies with assets between $500 million and $800 million (Federated National Holding Company, HCI Group, and United Insurance Holdings Corp.). In addition, three of the Comparative Group companies are based in the Midwest region (Atlas Financial Holdings in Illinois, Baldwin & Lyons in Indiana, and EMC Insurance Group in Iowa), similar to Nodak Mutual. While no single company constitutes a perfect comparable and differences inevitably exist between the Company and the individual companies, we believe that the chosen Comparative Group on the whole provides a meaningful basis of financial comparison for valuation purposes. Summary operating profiles of the publicly traded insurance companies selected for the Comparative Group are presented in the next section beginning on pages 51 to 58.

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Table 6

General Operating Summary of the Comparative Group

As of December 31, 2015

							Total
					Total	Total	Equity/
				IPO	Assets	Equity	Assets
	State	Ticker	Exchange	Date	($mil.)	($mil.)	(%)

Nodak Mutual Insurance Company	ND	NA	NA	NA	261.2	150.5	57.62

Comparative Group Median	NA	NA	NA	NA	637.6	238.5	31.91
Comparative Group Mean	NA	NA	NA	NA	708.5	225.9	33.20

Comparative Group
Atlas Financial Holdings, Inc.	IL	AFH	NASDAQ	03/18/10	411.6	129.6	31.49
Baldwin & Lyons, Inc.	IN	BWINB	NASDAQ	NA	1,085.8	394.5	36.33
Donegal Group Inc.	PA	DGICA	NASDAQ	NA	1,537.8	408.4	26.56
EMC Insurance Group Inc.	IA	EMCI	NASDAQ	02/04/82	1,536.0	524.9	34.18
Federated National Holding Company	FL	FNHC	NASDAQ	11/05/98	638.3	250.8	39.29
First Acceptance Corporation	TN	FAC	NYSE	NA	402.1	103.7	25.78
Hallmark Financial Services, Inc.	TX	HALL	NASDAQ	NA	1,076.6	262.0	24.34
HCI Group Inc.	FL	HCI	NYSE	07/24/08	637.0	237.7	37.32
Kingstone Companies, Inc.	NY	KINS	NASDAQ	NA	149.1	45.3	30.36
National Security Group, Inc.	AL	NSEC	NASDAQ	NA	148.1	44.9	30.31
Unico American Corporation	CA	UNAM	NASDAQ	NA	140.2	70.3	50.18
United Insurance Holdings Corp.	FL	UIHC	NASDAQ	10/04/07	740.0	239.2	32.32

Source: Nodak Mutual; SNL Financial.

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Summary Profiles of the Comparative Group Companies

Atlas Financial Holdings, Inc. (NASDAQ: AFH) – Elk Grove Village, Illinois

Atlas Financial Holdings, Inc. (“Atlas Financial”) is a financial services holding company whose core business is the underwriting of commercial automobile insurance policies, focusing on the “light” commercial automobile sector, which is carried out through its insurance subsidiaries, American Country Insurance Company (“American Country”), American Service Insurance Company, Inc. (“American Service”), Gateway Insurance Company (“Gateway”), and Global Liberty Insurance Company of New York (“Global Liberty”). This insurance sector includes taxicabs, non-emergency paratransit, limousine, livery, and business automobile. Atlas Financial was originally formed in 2009 and completed a reverse merger in 2010 wherein American Service and American Country were sold to Atlas Financial by Kingsway America Inc. American Country commenced operations in 1979. In 1983, American Service was established as a non-standard personal and commercial automobile insurer writing business in the Chicago, Illinois area. Gateway was acquired in 2013 and provides specialized commercial automobile insurance to niche markets such as taxi, black car, and sedan service. In March 2015, Atlas Financial completed the acquisition of Global Liberty, whose primary business focus is the for-hire-livery vehicle market in the New York metropolitan area. American Country, American Service, and Gateway carry current financial strength ratings from A.M. Best of B (Fair) with a stable outlook, while Global Liberty is rated B+ (Good) with a stable outlook. As of December 31, 2015, Atlas Financial had total assets of $411.6 million, total policy reserves of $235.2 million, total equity of $129.6 million, LTM total revenue of $156.9 million, and LTM net income of $14.4 million.

Baldwin & Lyons, Inc. (NASDAQ: BWINB) – Indianapolis, Indiana

Through its subsidiaries, Baldwin & Lyons, Inc. (“Baldwin & Lyons”) engages in marketing and underwriting property and casualty insurance and the assumption of property and casualty reinsurance. Subsidiaries of Baldwin & Lyons include Protective Insurance Company, Protective Specialty Insurance Company, Sagamore Insurance Company, Baldwin & Lyons Brokerage Services, Inc., and Baldwin & Lyons Insurance, Ltd. Baldwin & Lyons provides coverage for larger companies in the motor carrier industry that retain substantial amounts of self-insurance, for independent contractors utilized by trucking companies, for medium-sized and small trucking companies on a first dollar or small deductible basis, and for public livery concerns, principally covering fleets of commercial buses. The principal types of fleet transportation insurance marketed by Baldwin & Lyons are commercial motor vehicle liability, physical damage and other liability insurance; workers compensation insurance; specialized accident insurance for independent contractors; non-trucking motor vehicle liability insurance for independent contractors; fidelity and surety bonds; inland marine consisting principally of cargo insurance; and captive insurance company products that are provided through a subsidiary in Bermuda The capital structure of Baldwin & Lyons includes Class A and Class B common stock. The Class A and Class B shares have identical rights and privileges except that Class B shares have no voting rights. Protective Insurance Company, the main insurance subsidiary of Baldwin & Lyons, carries a current financial strength rating of A+ (Superior) from A.M. Best with a stable outlook. As of December 31, 2015, Baldwin & Lyons had total assets of $1.1 billion, total policy reserves of $538.9 million, total equity of $394.5 million, LTM total revenue of $280.3 million, and LTM net income of $23.3 million.

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Donegal Group, Inc. (NASDAQ: DGICA) – Marietta, Pennsylvania

Donegal Group, Inc. (“Donegal Group”) is as an insurance holding company whose insurance subsidiaries offer personal and commercial lines of property and casualty insurance to businesses and individuals in 21 Mid-Atlantic, Midwestern, New England, and Southern states. Donegal Group owns insurance subsidiaries domiciled in the states of Iowa, Maryland, Michigan, Pennsylvania, Virginia and Wisconsin. For the year ended December 31, 2015, Donegal Group’s direct premiums were generated primarily in the states of Pennsylvania (36.6%), Michigan (16.1%), Virginia (8.8%), Maryland (8.8%), Georgia (6.0%), and Delaware (5.6%). Donegal Group’s insurance subsidiaries derive a substantial portion of their insurance business from smaller to mid-sized regional communities. Donegal Group believes this focus provides its insurance subsidiaries with competitive advantages in terms of local market knowledge, marketing, underwriting, claims servicing, and policyholder service. At the same time, Donegal Group believes its insurance subsidiaries have cost advantages over many smaller regional insurers that result from economies of scale they realize through centralized accounting, administrative, data processing, investment, and other services. Donegal Group has been an active consolidator of smaller “Main Street” property and casualty insurance companies. The personal lines products offered by Donegal Group consist primarily of homeowners and private passenger automobile policies, while the commercial lines products consist primarily of commercial automobile, commercial multi-peril, and workers compensation policies. Donegal Group’s insurance subsidiaries carry current financial strength ratings of A (Excellent) from A.M. Best with a stable outlook. As of December 31, 2015, Donegal Group had total assets of $1.5 billion, total policy reserves of $1.0 billion, total equity of $408.4 million, LTM total revenue of $636.4 million, and LTM net income of $21.0 million.

EMC Insurance Group Inc. (NASDAQ: EMCI) – Des Moines, Iowa

EMC Insurance Group Inc. (“EMC Insurance”) is an insurance holding company that was incorporated in Iowa in 1974 by Employers Mutual Casualty Company (“Employers Mutual”) and became a public company in 1982 following the initial public offering of its common stock. EMC Insurance is approximately 57% owned by Employers Mutual, a multiple-line property and casualty insurance company organized as an Iowa mutual insurance company in 1911 that is licensed in all 50 states and the District of Columbia. EMC Insurance conducts operations in property and casualty insurance and reinsurance through its subsidiaries. EMC Insurance primarily focuses on the sale of commercial lines of property and casualty insurance to small and medium-sized businesses. These products are sold through independent insurance agents who are supported by a decentralized network of branch offices. Although EMC Insurance actively markets its insurance products in 41 states, the majority of its business is marketed and generated in the Midwest. EMC Insurance conducts its operations through the following subsidiaries: EMCASCO Insurance Company, Illinois EMCASCO Insurance Company and Dakota Fire Insurance Company, and its reinsurance operations through its subsidiary, EMC Reinsurance Company. The primary sources of revenue for EMC Insurance are generated from the following commercial lines of business: property, automobile, workers compensation, and liability. For the year ended December 31, 2015, the geographic distribution of the aggregate direct premiums generated by EMC Insurance included Iowa (13.0%), Kansas (8.5%), Wisconsin (5.6%), Nebraska (5.3%), Michigan (4.6%), Illinois (4.2%), and Texas (4.1%). EMC Insurance’s property and casualty insurance companies carry financial strength ratings from A.M. Best of A (Excellent) with a stable outlook. As of December 31, 2015, EMC Insurance had total assets of $1.5 billion, total policy reserves of $926.9 million, total equity of $524.9 million, LTM total revenue of $623.7 million, and LTM net income of $50.2 million.

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Federated National Holding Company (NASDAQ: FNHC) – Sunrise, Florida

Federated National Holding Company (“Federated National”) is an insurance holding company that engages in the insurance underwriting, distribution and claims processes through its subsidiaries and contractual relationships with its independent agents and general agents. Federated National is authorized to underwrite, and/or place through its owned subsidiaries, homeowners multi-peril, commercial general liability, federal flood, personal automobile, and various other lines of insurance in Florida and various other states. Federated National markets and distributes its own and third-party insurers’ products and its other services through a network of independent agents. Its principal insurance subsidiary is Federated National Insurance Company (“FNIC”), which is licensed as an admitted carrier in Florida, Alabama, Louisiana, and South Carolina. Federated National also serves as managing general agent for Monarch National Insurance Company (“MNIC”), which was founded in 2015 through a joint venture and is licensed as an admitted carrier in Florida. MNIC writes insurance policies that have a higher risk profile than those written by FNIC, allowing MNIC to reach a broader market and charge higher premiums. Through relationships with a network of approximately 2,500-plus independent agents, FNIC is authorized to underwrite homeowners, commercial general liability, fire, allied lines, and personal and commercial automobile insurance in Florida. FNIC is licensed as an admitted carrier in Alabama, Louisiana, Georgia, and Texas and underwrites commercial general liability insurance in those states, homeowners insurance in Louisiana, and personal automobile insurance in Georgia and Texas. During 2015, approximately 91.4%, 3.3%, 3.3% and 2.0% of the premiums it underwrote were for homeowners, commercial general liability, personal automobile, and federal flood insurance, respectively. FNIC is not currently rated by A.M. Best. As of December 31, 2015, Federated National had total assets of $638.3 million, total policy reserves of $351.3 million, total equity of $250.8 million, LTM total revenue of $249.9 million, and LTM net income of $40.4 million.

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First Acceptance Corporation (NYSE: FAC) – Nashville, Tennessee

First Acceptance Corporation (“First Acceptance”) is a retailer, servicer, and underwriter of non-standard personal automobile insurance based in Nashville, Tennessee. First Acceptance’s insurance operations generate revenue from selling non-standard personal automobile insurance products and related products in 17 states. First Acceptance conducts its servicing and underwriting operations in 13 states and is licensed as an insurer in 12 additional states. First Acceptance owns and operates three insurance company subsidiaries: First Acceptance Insurance Company, Inc., First Acceptance Insurance Company of Georgia, Inc., and First Acceptance Insurance Company of Tennessee, Inc. First Acceptance is a vertically integrated business and believes that its business model allows it to identify and satisfy the needs of its target customers and eliminates many of the inefficiencies associated with a non-integrated automobile insurance model. At December 31, 2015, First Acceptance operated 440 retail locations and a call center staffed with employee-agents. The employee-agents primarily sell non-standard personal automobile insurance products underwritten by First Acceptance as well as certain commissionable ancillary products. In most states, First Acceptance’s employee-agents also sell a complementary insurance product providing personal property and liability coverage for renters underwritten by First Acceptance. In addition to its retail locations, First Acceptance is able to complete the entire sales process over the telephone via its call center or through the internet via its consumer-based website or mobile platform. Effective July 1, 2015, First Acceptance acquired certain assets of Titan Insurance Services, Inc. and Titan Auto Insurance of New Mexico, Inc. These agencies, which are now rebranded under the Acceptance Insurance name, sell private passenger non-standard automobile insurance through 83 retail locations, principally in California, but also in Texas, Arizona, Florida, Nevada, and New Mexico. Based on gross premiums earned by First Acceptance for the year ended December 31, 2015, the geographic distribution of revenue included Georgia (19.2%), Florida (15.4%), Texas (13.4%), Ohio (10.0%), Alabama (9.2%), Illinois (9.0%), and South Carolina (7.6%). The principal operating subsidiaries of First Acceptance carry current financial strength ratings from A.M. Best of B (Fair) with a stable outlook. As of December 31, 2015, First Acceptance had total assets of $402.1 million, total policy reserves of $205.5 million, total equity of $103.7 million, LTM total revenue of $331.9 million, and LTM net loss of -$1.9 million.

Hallmark Financial Services, Inc. (NASDAQ: HALL) – Fort Worth, Texas

Hallmark Financial Services, Inc. (“Hallmark Financial”) is a diversified property and casualty insurance group that serves businesses and individuals in specialty and niche markets. Hallmark Financial offers standard commercial insurance, specialty commercial insurance, and personal insurance in selected market niches that are characteristically low-severity and predominately short-tailed risks. Hallmark Financial markets, distributes, underwrites, and services its P&C insurance products primarily through subsidiaries whose operations are organized into product-specific operating units. The standard commercial P&C operating unit offers industry-specific commercial insurance products and services in the standard market. The workers compensation operating unit specializes in small and middle market workers compensation business. Effective July 1, 2015, this operating unit no longer markets or retains any risk on new or renewal policies. The managing general agent (“MGA”) commercial products operating unit offers commercial insurance products and services in the excess and surplus lines market. The specialty Commercial operating unit offers general aviation and satellite launch insurance products and services, low and middle market commercial umbrella and primary/excess liability insurance, medical professional liability insurance products and services, and primary/excess commercial property coverages for both catastrophe and non-catastrophe exposures. The specialty personal lines operating unit offers non-standard personal automobile and renters insurance products and services. Hallmark Financial’s business is geographically concentrated in the South Central and Northwest regions of the United States, except for its general aviation business, which is written on a national basis. Five states accounted for 63% of the gross premiums written in 2015 by Hallmark Financial’s insurance company subsidiaries: Texas (46.7%), Louisiana (4.8%), Arizona (4.3%), Oklahoma (3.5%), and New Mexico (3.4%). Hallmark Financial’s insurance subsidiaries carry current financial strength ratings of A- (Excellent) with a negative outlook. As of December 31, 2015, Hallmark Financial had total assets of $1.1 billion, total policy reserves of $667.3 million, total equity of $262.0 million, LTM total revenue of $372.4 million, and LTM net income of $21.9 million.

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HCI Group, Inc. (NYSE: HCI) – Tampa, Florida

HCI Group, Inc. (“HCI Group”) operates subsidiaries primarily engaged in the property and casualty insurance business. Over the years, HCI Group has broadened and diversified its business portfolio through acquisitions to include information technologies and investment real estate. HCI Group’s principal operating subsidiary, Homeowners Choice Property & Casualty Insurance Company, Inc. (“HCPCI”), was incorporated and began operations in 2007. HCPCI currently provides property and casualty insurance to homeowners, condominium owners, and tenants residing in Florida. HCPCI’s operations are supported by certain of HCI’s wholly owned subsidiaries as well as HCI Group: Homeowners Choice Managers, Inc. acts as managing general agent and provides marketing, underwriting, claims settlement, accounting, and financial services to HCPCI; Southern Administration, Inc. provides policy administration services to HCPCI. HCPCI began operations by participating in a “take-out program” through which it assumed insurance policies held by Citizens Property Insurance Corporation (“Citizens”), a Florida state-supported insurer. The take-out program is a legislatively mandated program designed to reduce the state’s risk exposure by encouraging private companies to assume policies from Citizens. HCPCI has assumed policies in a series of separate transactions, which took place from 2007 through 2015. Substantially all HCI Group’s premium revenue since inception has come from the policies acquired in these assumption transactions and subsequent renewals. HCPCI began writing flood coverage in January 2014 in response to the demand for an alternative to the Federal National Flood Insurance Program for Florida homeowners. Through the assumption transactions, HCI Group has increased its geographic diversification within the state of Florida and currently has approximately 160,000 policies in force. HCI Group is not currently rated by A.M. Best. As of December 31, 2015, HCI Group had total assets of $637.0 million, total policy reserves of $239.0 million, total equity of $237.7 million, LTM total revenue of $286.0 million, and LTM net income of $65.9 million.

Kingstone Companies, Inc. (NASDAQ: KINS) – Kingston, New York

Kingstone Companies, Inc. (“Kingstone”) offers property and casualty insurance products to small businesses and individuals in the state of New York through its wholly owned subsidiary, Kingstone Insurance Company (“KICO”). KICO is a licensed property and casualty insurance company in New York, New Jersey, Connecticut, Pennsylvania, and Texas; however, KICO writes substantially all of its business in New York. Kingstone is a multi-line regional property and casualty insurance company writing business exclusively through independent retail and wholesale agents and brokers. Kingstone’s largest line of business is personal lines, consisting of homeowners, dwelling fire, 3-4 family dwelling package, condominium, renters, equipment breakdown and service line endorsements, and personal umbrella policies. Commercial liability is another product line through the offering of business owners policies that consist primarily of small business retail risks without a residential exposure. Kingstone also writes artisan’s liability policies for small independent contractors with seven or fewer employees. In addition, it writes special multi-peril policies for larger and more specialized business owners’ risks, including those with limited residential exposures. Commercial automobile represents a third product line as Kingstone provides physical damage and liability coverage for light vehicles owned by small contractors and artisans. A fourth line of business is livery physical damage. Kingstone writes for-hire vehicle physical damage only policies for livery and car service vehicles and taxicabs. These policies insure only the physical damage portion of insurance for such vehicles, with no liability coverage included. Personal lines, commercial liability, livery physical damage, and commercial automobile policies accounted for 76.0%, 13.2%, 9.9%, and 0.6% of gross written premiums for the year ended December 31, 2015. Kingstone complete an underwritten public offering of common stock in December 2013. Kingstone’s current financial strength rating from A.M. Best is B++ (Good) with a stable outlook. As of December 31 2015, Kingstone had total assets of $149.1 million, total policy reserves of $90.0 million, total equity of $45.3 million, LTM total revenue of $64.2 million, and LTM net income of $7.0 million.

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National Security Group, Inc. (NASDAQ: NSEC) – Elba, Alabama

National Security Group, Inc. (“National Security”) is an insurance holding company that, through its property and casualty subsidiaries, primarily writes personal lines coverage including dwelling fire and windstorm, homeowners, and mobile homeowners lines of insurance in ten states. Through its life insurance subsidiary, National Security offers a basic line of life and health and accident insurance products in six states. Property and casualty insurance is the most significant segment accounting for approximately 90% of total premium revenues in 2015 and is conducted through National Security Fire & Casualty Company (“NSFC”) and Omega One Insurance Company (“Omega”). NSFC is licensed to write insurance in the states of Alabama, Arkansas, Florida, Georgia, Kentucky, Mississippi, Oklahoma, South Carolina, Tennessee and West Virginia. Omega is licensed to write insurance in Alabama and Louisiana. Another subsidiary, National Security Insurance Company (“NSIC”), conducts the life insurance business. Dwelling fire and homeowners, collectively referred to as the dwelling property line of business, is the largest segment of property and casualty operations composing approximately 97% of total property and casualty premium revenue. National Security focuses on providing niche insurance products within the markets it serves. National Security ranks in the top twenty dwelling property insurance carriers in its two largest states, Alabama and Mississippi. However, due to the large concentration of business among the top five carriers, its total combined market share in these two states is less than 2%. NSFC and Omega products are marketed through a network of independent agents and brokers, who are independent contractors and generally maintain relationships with one or more competing insurance companies. For the year ended December 31, 2015, National Security’s direct written premium distribution was as follows: Alabama (28.5%), Mississippi (18.0%), Georgia (11.9%), Louisiana (11.9%), South Carolina (10.6%), Oklahoma (9.4%), Tennessee (5.6%), and Arkansas (4.1%). NSFC currently carries an A.M. Best group financial strength rating of B++(Good), while Omega and NSIC carry financial strength ratings of B+ (Good), all with stable outlooks. As of December 31, 2015, National Security had total assets of $148.1 million, total policy reserves of $77.0 million, total equity of $44.9 million, LTM total revenue of $64.1 million, and LTM net income of $4.7 million.

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Unico American Corporation (NASDAQ: UNAM) – Calabasas, California

Unico American Corporation (“Unico American”) is an insurance holding company that underwrites property and casualty insurance through its insurance company subsidiary; provides property, casualty, and health insurance through its agency subsidiaries; and provides insurance premium financing and membership association services through its other subsidiaries. The insurance company operation is conducted through Crusader Insurance Company (“Crusader”), which is a multiple line P&C insurance company that began transacting business on January 1, 1985. Since 2004, all Crusader business has been written in the state of California until June 2014 when Crusader also began writing business in the state of Arizona. During the year ended December 31, 2015, approximately 98% of Crusader’s business was commercial multiple peril policies. Commercial multiple peril policies provide a combination of property and liability coverage for businesses. Commercial property coverage insures against loss or damage to buildings, inventory and equipment from natural disasters, including hurricanes, windstorms, hail, water, explosions, severe winter weather, and other events such as theft and vandalism, fires, storms, and financial loss due to business interruption resulting from covered property damage. However, Crusader does not write earthquake coverage. In addition to commercial multiple peril policies, Crusader also writes separate policies to insure commercial property and commercial liability risks on a mono-line basis. Crusader is domiciled in California and is licensed as an admitted insurance carrier in the states of Arizona, California, Nevada, Oregon, and Washington. For the year ended December 31, 2015, 99.5% and 0.5% of direct written premium was produced in California and Arizona, respectively. Unico American sells its insurance policies through Unifax Insurance Systems, Inc., Crusader’s sister corporation and exclusive general agent. All policies are produced by a network of independent brokers and retail agents. Although Crusader plans to continually introduce new products, it did not introduce new products during 2015; instead, in 2015 Crusader implemented product changes such as revised rates, eligibility guidelines, rules and coverage forms. In October 2015, A.M. Best affirmed the financial strength rating of A- (Excellent) for Crusader with a stable outlook. As of December 31, 2015, Unico American had total assets of $140.2 million, total policy reserves of $67.2 million, total equity of $70.3 million, LTM total revenue of $33.3 million, and LTM net loss of -$1.2 million.

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United Insurance Holdings Corp. (NASDAQ: UIHC) – St. Petersburg, Florida

United Insurance Holdings Corp. (“United Insurance”) serves as the holding company for United Property & Casualty Insurance Company and its affiliated companies (referred to collectively as “UPC Insurance”). UPC Insurance is primarily engaged in the homeowners property and casualty insurance business in the United States. It currently writes in Connecticut, Florida, Georgia, Hawaii, Louisiana, Massachusetts, New Jersey, North Carolina, Rhode Island, South Carolina, and Texas, and is licensed to write in Alabama, Delaware, Maryland, Mississippi, New Hampshire, New York, and Virginia. United Insurance’s target market currently consists of areas where the perceived threat of natural catastrophe has caused large national insurance carriers to reduce their concentration of policies. In such areas, United Insurance believes an opportunity exists for UPC Insurance to write profitable business. United Insurance manages its risk of catastrophic loss primarily through sophisticated pricing algorithms, avoidance of policy concentration, and the use of a comprehensive catastrophe reinsurance program. UPC Insurance has been operating continuously in Florida since 1999, and has managed its business through various hurricanes, tropical storms, and other weather related events. Homeowners policies and related coverage account for the vast majority of the business that United Insurance writes, but it is diversifying by product as well as geography. In 2015, personal property policies (standard homeowners, dwelling fire, renters and condominium owners policies) accounted for 95% of United Insurance’s total written premium. In addition to these policies, United Insurance writes flood policies, which accounted for 3%, and commercial residential policies, which accounted for the remaining 2% of its 2015 written premium. United Insurance currentlys market its policies to a broad range of prospective policyholders through over 7,000 independent agencies. In September 2015, United Insurance entered into a stock purchase agreement to acquire Mineola, New York-based Interboro Insurance Company, a New York domiciled property and casualty insurer licensed in New York, South Carolina, Alabama, Louisiana, and Washington, D.C. The transaction is currently expected to close in April 2016. Based on direct written premium for the year ended December 31, 2015, United Insurance’s geographic distribution includes Florida (57.3%), Texas (10.0%), Massachusetts (7.1%), South Carolina (7.4%), Louisiana (6.7%), North Carolina (5.3%), and Rhode Island (4.2%). United Insurance is not currently rated by A.M. Best. As of December 31, 2015, United Insurance had total assets of $740.0 million, total policy reserves of $381.4 million, total equity of $239.2 million, LTM total revenue of $357.6 million, and LTM net income of $27.4 million.

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Recent Financial Comparisons

Table 7 summarizes certain financial comparisons between Nodak Mutual and the Comparative Group. Financial data for the Company, the Comparative Group, and the Public P&C Insurance Group are based on consolidated GAAP data for the LTM ended December 31, 2015. The Public P&C Insurance Group includes all of the companies presented in Exhibit IV.

The Company’s total assets of $261.2 million measured below the Comparative Group median and mean of $637.6 million and $708.5 million, respectively. Overall, the Comparative Group includes five companies with total assets under $500 million, three companies with assets between $500 million and $1 billion, and four companies with assets between $1.0 billion and $1.6 billion. The median asset size of the Public P&C Insurance Group was $3.3 billion. There were a total of six companies within the Public P&C Insurance Group with an asset size below the Company’s asset size at December 31, 2015.

The P&C insurance industry is a highly competitive business in the areas of price, coverage, and service. The P&C industry includes insurers ranging from large companies offering a wide variety of products worldwide to smaller, specialized companies in a single state or region offering only a single product. Smaller insurance companies may find themselves competing with many insurance companies of substantially greater financial resources, more advanced technology, larger volumes of business, more diversified insurance coverage, broader ranges of projects, and higher ratings. Competition centers not only on the sale of products to customers, but also on the recruitment and retention of qualified agents and producers. Large national insurers may have certain competitive advantages over smaller regional companies, including increased name recognition, increased loyalty of their customer base, greater efficiencies and economies of scale and reduced policy acquisition costs.

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Nodak Mutual’s ratio of total policy reserves to total equity measured 0.66x, evidencing both its solid capital position and restrained utilization of underwriting leverage. The Comparative Group median and mean ratios of policy reserves to equity were 1.74x and 1.72x, respectively. The Company’s lower ratio of policy reserves to total equal is also reflective of consistently favorable loss reserve development trends and its multi-peril crop insurance product segment which typically is a short-tailed line of business tied to a single growing season. Among the Comparative Group, only Unico American displayed a ratio of policy reserves to equity below 1.00x at 0.95x. Correspondingly, Unico American also exhibited a relatively high equity capital ratio at 50.2% of total assets. Nodak Mutual’s equity capital ratio at 57.6% of total assets outdistanced the Comparative Group median of 31.9% and the Public P&C Insurance Group median of 30.1%.

The Company’s ratio of cash and investments to total assets was 76.5% as of December 31, 2015, and was positioned above the Comparative Group median ratio of 68.1% and mean ratio of 69.8%. Nodak Mutual’s higher concentration of invested assets reflects comparatively lower levels of receivables in the form of reinsurance receivables and premium receivables. In addition, the Company’s investment concentration level has been enhanced by the positive underwriting results and operating cash flows generated in each of the past four years.

The Company’s total assets increased by 4.5% over the LTM period ended December 31, 2015, whereas the Comparative Group reflected median and mean asset growth rates of 8.1% and 13.0%, respectively, for the corresponding period. Most members of the Comparative Group experienced moderate asset growth over the past year, while a few reported significant asset increases due to substantial increases in total revenue and net income (Atlas Financial, Federated National, and United Insurance).

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Table 7

Comparative Financial Condition Data

Nodak Mutual and the Comparative Group

As of or for the Last Twelve Months Ended December 31, 2015

		Total		LTM	Policy	Cash &	Total	Tang.
	Total	Policy	Total	Asset	Resrvs./	Invest./	Equity/	Equity/
	Assets	Resrvs.	Equity	Growth	Equity	Assets	Assets	Assets
	($mil.)	($mil.)	($mil.)	(%)	(x)	(%)	(%)	(%)

Nodak Mutual Insurance Company	261.2	98.8	150.5	4.46	0.66	76.54	57.62	57.17

Comparative Group Median	637.6	295.1	238.5	8.09	1.74	68.06	31.91	31.16
Comparative Group Mean	708.5	399.0	225.9	12.97	1.72	69.79	33.20	31.94

Public P&C Insurance Group Median	3,292.2	1,979.3	851.2	2.48	1.88	70.84	30.05	27.36
Public P&C Insurance Group Mean	35,040.2	15,826.7	10,377.2	6.02	2.30	69.06	30.14	28.37

Comparative Group
Atlas Financial Holdings, Inc.	411.6	235.2	129.6	44.97	1.81	56.69	31.49	30.20
Baldwin & Lyons, Inc.	1,085.8	538.9	394.5	(5.11)	1.37	67.59	36.33	36.15
Donegal Group Inc.	1,537.8	1,007.7	408.4	5.43	2.47	60.41	26.56	26.24
EMC Insurance Group Inc.	1,536.0	926.9	524.9	2.55	1.77	92.19	34.18	34.14
Federated National Holding Company	638.3	351.3	250.8	26.74	1.40	68.52	39.29	39.29
First Acceptance Corporation	402.1	205.5	103.7	22.43	1.98	64.46	25.78	18.05
Hallmark Financial Services, Inc.	1,076.6	667.3	262.0	9.76	2.55	65.19	24.34	19.90
HCI Group Inc.	637.0	239.0	237.7	6.42	1.01	78.60	37.32	37.32
Kingstone Companies, Inc.	149.1	90.0	45.3	10.47	1.99	60.62	30.36	29.53
National Security Group, Inc.	148.1	77.0	44.9	2.23	1.72	80.57	30.31	30.31
Unico American Corporation	140.2	67.2	70.3	3.05	0.95	70.01	50.18	50.18
United Insurance Holdings Corp.	740.0	381.4	239.2	26.68	1.59	72.63	32.32	32.01

Source: Nodak Mutual; SNL Financial.

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As shown in Table 8, the Company’s ROA for the LTM ended December 31, 2015 was 6.87% and surpassed the Comparative Group median and mean ROA results of 3.24% and 3.34%, respectively. The Public P&C Insurance Group reported median and mean LTM ROA results of 2.33% and 2.27%, respectively. Nodak Mutual’s ROE for the recent LTM period was 12.25% and outperformed the Comparative Group median and mean ROE results of 10.15% and 10.37%, respectively. Nodak Mutual’s advantage in profitability reflected its continuing trend of favorable underwriting results. While Nodak Mutual enjoyed a significant advantage versus the Comparative Group with respect to ROA performance, the advantage was lessened based on ROE results due to the Company’s much higher capitalization. Following completion of the Offering, the Company’s ROE would likely encounter further downward pressure due to the significant accumulation of capital.

Ten out of twelve Comparative Group companies reported positive earnings, led by HCI Group, Federated National, and Kingstone Companies with ROA results of 9.89%, 6.85%, and 4.91%, respectively, and ROE results of 30.24%, 17.65%, and 16.39%, respectively. The lower performers in the Comparative Group with negative earnings results were First Acceptance and Unico American.

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Nodak Mutual’s higher profitability was supported by its favorable combined ratio. The Company’s combined ratio of 86.3% for the LTM ended December 31, 2015 was below the Comparative Group median and mean combined ratios of 91.2% and 89.2%, respectively. Nodak Mutual’s lower combined ratio was attributable primarily to its favorable expense ratio. Nodak Mutual’s loss ratio measured 60.1% for the LTM ended December 31, 2015 and was slightly higher than the Comparative Group median and mean loss ratios of 59.2% and 58.4%, respectively and comparable to the P&C Insurance Group median and mean loss ratios of 60.8% and 60.5%, respectively. Nodak Mutual’s expense ratio was 26.2% for the LTM ended December 31, 2015 and lower than the Comparative Group median and mean expense ratios of 32.3% and 30.9%, respectively, and the P&C Insurance Group median and mean expense ratios of 31.9% and 31.6%, respectively. Among the Comparative Group members, only Kingstone Companies and HCI Group reported combined ratios lower than Nodak Mutual’s combined ratio. Management of Nodak Mutual has attributed its recent underwriting performance to implementation of stricter underwriting standard, the re-underwriting and increased inspections of the property lines of business, rate increases, higher deductible, aggressive claims settlement, and agency reviews. The Company’s favorable expense ratio reflects its cost-effective distribution network and efficiencies related to technology initiatives.

The Company’s ratio of net premiums written to average equity measured 1.00x for the LTM ended December 31, 2015 and was positioned below the Comparative Group median and mean ratios of 1.37x and 1.31x, respectively, and the Public P&C Insurance Group median and mean ratios of 1.14x and 1.15x, respectively. In recent years, the Company’s rate of surplus growth has exceeded net premium expansion. Increasing the Company’s book of business and premium volume on its existing platform is a strategic goal of Nodak Mutual as it seeks to capitalize on expansion opportunities.

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Table 8

Comparative Operating Performance Data

Nodak Mutual and the Comparative Group

For the Last Twelve Months Ended December 31, 2015

		LTM Net				LTM Pre-
		Prem.	LTM	LTM	LTM	tax Inc./
	Total	Written/	Loss	Exp.	Comb.	Total	LTM	LTM
	Revenue	Avg.Eq.	Ratio	Ratio	Ratio	Revenue	ROA	ROE
	($mil.)	(x)	(%)	(%)	(%)	(%)	(%)	(%)

Nodak Mutual Insurance Company	146.5	1.00	60.1	26.2	86.3	17.82	6.87	12.25

Comparative Group Median	283.1	1.37	59.2	32.3	91.2	11.60	3.24	10.15
Comparative Group Mean	288.0	1.31	58.4	30.9	89.2	12.12	3.34	10.37

Public P&C Insurance Group Median	920.2	1.14	60.8	31.9	94.0	10.94	2.33	9.72
Public P&C Insurance Group Mean	9,247.1	1.15	60.5	31.6	92.6	11.40	2.27	9.32

Comparative Group
Atlas Financial Holdings, Inc.	156.9	1.39	59.2	27.8	87.0	14.06	3.84	11.86
Baldwin & Lyons, Inc.	280.3	0.64	59.2	32.2	91.4	12.11	2.09	5.83
Donegal Group Inc.	636.4	1.47	65.8	33.2	99.0	4.34	1.39	4.89
EMC Insurance Group Inc.	623.7	1.12	65.0	31.3	96.3	11.49	3.29	9.66
Federated National Holding Company	249.9	0.98	49.7	38.2	87.9	26.09	6.85	17.65
First Acceptance Corporation	331.9	2.67	82.0	17.8	99.8	(0.77)	(0.51)	(1.82)
Hallmark Financial Services, Inc.	372.4	1.37	65.9	28.0	93.9	8.56	2.11	8.39
HCI Group Inc.	286.0	1.17	30.9	32.8	63.6	37.14	9.89	30.24
Kingstone Companies, Inc.	64.2	1.42	47.7	32.3	80.0	16.06	4.91	16.39
National Security Group, Inc.	64.1	1.37	55.4	35.6	91.0	9.91	3.19	10.64
Unico American Corporation	33.3	0.44	65.0	22.0	87.0	(5.22)	(0.86)	(1.66)
United Insurance Holdings Corp.	357.6	1.74	54.5	39.5	94.0	11.71	3.86	12.35

Source: Nodak Mutual; SNL Financial.

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IV. MARKET VALUE ADJUSTMENTS

General Overview

This concluding chapter of the Appraisal identifies certain adjustments to Nodak Mutual’s estimated pro forma market value relative to the Comparative Group. The adjustments discussed in this chapter are made from the viewpoints of potential investors, which would include policyholders and other eligible individuals with subscription rights and unrelated investors who might purchase stock in a community or syndicated offering. It is assumed that these potential investors are aware of all relevant and necessary facts as they would pertain to the value of the Company relative to other publicly traded insurance companies and relative to alternative investments.

Our Appraisal is predicated on a continuation of the current operating environment for Nodak Mutual and insurance companies in general. Changes in the Company’s operating performance along with changes in the regional and national economies, the stock market, interest rates, the regulatory environment, and other external factors may occur from time to time, often with great unpredictability, which could impact materially the pro forma market value of the Company or the trading market values of insurance company stocks in general. Therefore, the Valuation Range provided herein is subject to a more current re-evaluation prior to the actual completion of the Conversion.

In addition to the comparative operating fundamentals discussed in prior chapters, it is important to address additional market value adjustments based on certain financial and other criteria, which include, among other factors:

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(1) Earnings Prospects

(2) Management

(3) Liquidity of the Issue

(4) Dividend Policy

(5) Subscription Interest

(6) Stock Market Conditions

(7) New Issue Discount

Earnings Prospects

Earnings prospects are dependent upon the ability to grow revenue and control expenses and the effectiveness of managing the combined ratio (ratio of losses and operating expenses to net premiums earned). Nodak Mutual’s revenue is generated primarily from net premiums earned, net investment income, and net realized investments gains or losses. The Company’s expenses mainly comprise losses and loss adjustment expenses, policy acquisition costs, and other general and administrative expenses. The Company’s revenue growth is affected by various factors, including competitive pricing, producer relationships, product strategy, business development, customer service and client retention, reinsurance arrangements, insurance rules and regulations, and investment performance. The Company’s operating efficiency affects the degree to which it can profitably leverage its distribution system and cost infrastructure. Many of the earnings challenges faced by the Company are systemic to smaller insurers that lack economies of scale, diverse distribution channels, geographic diversity, or enhanced technological resources.

Nodak Mutual maintains a strong market presence in North Dakota and has extensive familiarity with its specialty niche segment of crop insurance along with more traditional property and casualty product lines of business. The Company recently has sustained a trend of favorable underwriting results and positive earnings resulting in a solid build-up of capital. While the Company remains exposed to frequent and severe weather-related because of its primary geographic markets, Nodak Mutual has demonstrated the ability to manage these risk factors and taken important steps to broaden its product lines and geographic presence. The results of recent expansion and diversification initiatives are not yet fully apparent; however, these actions have not impacted the Company’s profitability as earnings have continued to advance steadily. We therefore believe that, given the Company’s recent earnings trends and comparative operating fundamentals that are favorable on the whole versus the Comparative Group’s performance, an upward adjustment is warranted for the Company’s earnings prospects with respect to the Comparative Group.

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Management

Management’s principal challenges are to implement strategic objectives, generate revenue growth, control operating costs, and monitor asset quality and underwriting risks while Nodak Mutual competes in the highly competitive P&C insurance industry. The challenges facing the Company in attempting to sustain improvements in profitability and enhance its competitiveness are paramount because of the inherent competitive disadvantages faced by smaller insurers in general.

We believe that investors will take into account that Nodak Mutual is professionally managed by a team of experienced insurance executives that has focused on the Company’s niche markets and emphasized its historical operating strengths in attempting to grow revenues and improve profitability. We also note that investors will likely rely upon top-line premium growth, bottom-line earnings results, and ongoing progress of strategic capital deployment as the means of evaluating the future performance of management. Based on these considerations, we believe no adjustment is warranted based on management.

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Liquidity of the Issue

All twelve members of the Comparative Group are traded on major stock exchanges. Ten companies are listed on the NASDAQ Stock Market and two companies (First Acceptance Corporation and HCI Group) are traded on the New York Stock Exchange. As of April 29, 2016, the market capitalizations of the Comparative Group reflected a median of $243.9 million and ranged from $39.7 million for National Security Group to $554.2 million for EMC Insurance Group. In contrast, the median market capitalization for the Public P&C Insurance Group was higher at approximately $1.1 billion as of April 29, 2016.

The development of a public market having the desirable characteristics of depth, liquidity and orderliness depends upon the presence in the marketplace of a sufficient number of willing buyers and sellers at any given time and the existence of market makers to facilitate stock trade transactions. NI Holdings intends to apply for listing of its common stock on the NASDAQ Stock Market, subject to the completion of the Offering. Given the estimated range of the Company’s pro forma market value and the presence of other relatively small insurance companies in the Comparative Group that are publicly traded and also operate in the P&C insurance sector, we believe that it is reasonable to believe that an established market for the Company’s stock can develop, assuming that it continually meets listing requirements. Therefore, we believe that no adjustment is necessary for liquidity of the issue.

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Dividend Policy

Following the Offering, the Board of Directors of NI Holdings intends to adopt a policy of paying regular cash dividends, but has not decided the amount that may be paid or when the payments may begin. In addition, the Board of Directors may declare and pay periodic special cash dividends in addition to, or in lieu of, regular cash dividends. In determining whether to declare or pay any dividends, whether regular or special, the Board of Directors will take into account the financial condition and operating results of NI Holdings, tax considerations, capital requirements, industry standards, and economic conditions. The regulatory restrictions under North Dakota law that will affect the payment of dividends by Nodak Insurance Company to NI Holdings will also be considered by the Board of Directors. There is no guarantee that NI Holdings will pay dividends or that, if paid, NI Holdings will not reduce or eliminate dividends in the future. If it pays dividends to its shareholders, NI Holdings also will be required to pay dividends to Nodak Mutual Group, unless Nodak Mutual Group elects to waive the receipt of dividends. NI Holdings anticipates that Nodak Mutual Group will waive a substantial portion of the dividends payable to Nodak Mutual Group.

Payment of cash dividends is commonplace among publicly traded insurance companies with solid capital levels. Of the twelve members of the Comparative Group, eight (or approximately 67%) currently pay regular cash dividends. Of the 48 companies in the Public P&C Insurance Group, 37 (or approximately 77%) currently pay regular cash dividends. The median and mean dividend yield of the Comparative Group was 1.24% and 1.75%, respectively, as of April 29, 2016. The median and mean dividend yield of the Public P&C Insurance Group was 1.88% and 1.84%, respectively, as of April 29, 2016. Although NI Holdings has yet to establish a policy of paying regular cash dividends, we believe that investors will take note of its solid dividend-paying capacity as evidenced by its strong capitalization. Therefore, we have concluded that no adjustment is warranted for purposes of dividend policy.

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Subscription Interest

While mutual-to-stock conversions are commonplace in the savings institution industry, such conversions and demutualizations are less common in the insurance industry. In recent years, IPOs of savings institution stocks have attracted a great deal of investor interest and this speculative fervor continued through 2014 and 2015. In contrast, over the past decade, there have been only a handful of insurance company demutualization transactions utilizing a subscription rights offering (including stand-alone offerings or sponsor-affiliation transactions). In connection with the Conversion, preferential subscription rights to purchase shares of common stock of NI Holdings will be offered to policyholders of Nodak Mutual, the ESOP, and the Company’s directors, officers, and employees. At the present time, we are not aware of any particular marketing factors or transaction circumstances that would suggest either an overwhelming or suppressed level of interest in purchasing shares by eligible subscribers in the Offering. Therefore, absent actual results from the subscription phase of the Offering, we do not believe that any adjustment is necessary at this juncture.

Stock Market Conditions

Table 9 summarizes the recent performance of various insurance stock indexes along with broader market indexes. The SNL Insurance Index of all public insurance companies increased 2.5% over the past year through April 29, 2016. The SNL Insurance Index outperformed the broader markets indexes as reflected by the Dow Jones Industrials Average (“DJIA”) decreasing 1.5% and the S&P 500 Stock Index declining 2.0%. Over the past three years ended April 29, 2016, the SNL Insurance Index was up 46.0%, while the DJIA increased 19.9% and the S&P 500 advanced 29.6%. Compared to other segments of the financials sector, insurance stock valuations were slower to rebound early in the current bull cycle and experienced more momentum over the past two to three years. Large and mid-tier market capitalization insurance stocks generally outperformed the small and micro capitalization insurance stocks over both the one-year and three-year time periods.

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FELDMAN FINANCIAL ADVISORS, INC.

Table 9

Selected Stock Market Index Performance

For the Period Ended April 29, 2016

		Percent Change (%)
	Index	Year-	One	Three
	Value	to-Date	Year	Years
SNL Insurance Indexes
SNL U.S. Insurance	744.61	2.03	2.49	45.95
SNL U.S. Insurance Underwriter	732.57	1.42	2.28	45.58
SNL U.S. Insurance Broker	1,203.78	9.48	3.94	49.20
S&P 500 Insurance	307.10	(0.20)	1.45	31.40
NASDAQ Insurance	7,308.47	1.17	8.60	29.47
S&P 500 Insurance Brokers	502.87	10.07	5.58	66.17
S&P 500 Multiline Insurance	102.63	(5.98)	(0.95)	28.92

SNL Sector Indexes
SNL U.S. Insurance Property & Casualty	724.36	1.71	5.08	30.44
SNL U.S. Insurance Multiline	155.01	(2.53)	(5.87)	38.00
SNL U.S. Insurance Life & Health	743.05	(1.99)	(7.78)	29.24
SNL U.S. Reinsurance	944.61	(3.65)	0.36	24.88
SNL U.S. Managed Care	2,038.53	4.57	8.00	110.96
SNL U.S. Title Insurer	1,339.97	(5.64)	(9.91)	34.63
SNL U.S. Mortgage & Financial Guaranty	62.08	(3.34)	(20.29)	3.13
S&P 500 Property & Casualty	411.60	0.89	10.84	40.64
S&P 500 Life & Health	300.53	(2.12)	(8.33)	23.09

SNL Asset Size Indexes
SNL U.S. Insurance < $250M	768.78	8.47	16.58	5.66
SNL U.S. Insurance $250M-$500M	570.78	(17.40)	(23.85)	11.22
SNL U.S. Insurance $500M-$1B	640.62	(18.53)	(13.28)	35.36
SNL U.S. Insurance $1B-$2.5B	1,501.34	0.09	(0.45)	23.17
SNL U.S. Insurance $2.5B-$10B	912.42	(3.34)	(2.55)	34.05
SNL U.S. Insurance > $10B	696.59	1.73	2.62	46.57
SNL U.S. Insurance > $1B	761.86	1.48	2.34	45.62
SNL U.S. Insurance < $1B	838.01	(12.27)	(9.52)	41.61

SNL Market Cap Indexes
SNL Micro Cap U.S. Insurance	311.40	(1.06)	(3.42)	30.68
SNL Small Cap U.S. Insurance	693.77	(3.74)	(9.07)	9.26
SNL Mid Cap U.S. Insurance	557.53	(2.00)	(0.53)	42.45
SNL Large Cap U.S. Insurance	680.14	2.82	2.83	49.28

Broad Market Indexes
Dow Jones Industrials Average	17,773.64	2.00	(1.45)	19.94
S&P 500	2,065.30	1.05	(1.97)	29.60
S&P Mid-Cap	1,461.65	4.51	(3.75)	27.12
S&P Small-Cap	694.56	3.40	(3.09)	31.82
S&P 500 Financials	313.64	(2.51)	(4.27)	24.85
NASDAQ	4,775.36	(4.63)	(4.94)	44.40
NASDAQ Financials	3,232.40	(0.28)	0.56	28.85

Source: MSCI; SNL Financial.

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FELDMAN FINANCIAL ADVISORS, INC.

Although stumbling through early 2016, financial stocks have performed well in the economic recovery over the past five years and insurance stocks have participated fully in this sustained market rally. Increased merger and acquisition activity among insurance companies has provided additional support for improved market valuations. Strengthening fundamentals in the insurance industry have included fortified capital positions, improved product pricing, and increased demand for products as consumers and businesses accumulate additional cash flow in the rebounding economy. Insurance industry earnings have been challenged by the low interest rate environment, which has restrained the growth of investment income. Additionally, pricing on policies has been decelerating, particularly for commercial lines of insurance. The expansion of regulatory reform from the banking industry to other financial services industries, such as insurance companies, asset managers and investment advisors, has led to increased costs for compliance, controls, and regulatory systems. Through the early months of 2016, momentum in the financials sector, including insurance equities, and the overall market stalled due to overhanging concerns related to weak global demand, lackluster growth in the U.S. gross domestic product, and the energy slump weighing down corporate profits.

While P&C insurers historically have been very volatile due to cyclical market conditions and catastrophic losses, the stock performance of these issues has evidenced lesser volatility. The industry’s improved capital position provides a solid buffer against catastrophic losses. The valuation support for many P&C companies will focus on incremental additions to book value from stable earnings and capital deployment strategies such as leverage, mergers, dividend payments, and share repurchases to provide price momentum going forward. Viewing the broader trends, the overall health of the industry, which endured significant pricing pressure and reduced exposure since the latest recession, has recently improved with the stepped-up macro economy. While encountering short-term resistance to premium rate increases, the industry may be poised to experience margin expansion. Although a more competitive pricing environment is expected to impact insurers’ ability to raise premium rates, the overall operating climate is projected to remain stable and therefore we believe no specific adjustment is necessary for stock market conditions.

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FELDMAN FINANCIAL ADVISORS, INC.

New Issue Discount

A “new issue” discount that reflects investor concerns and investment risks inherent in all IPOs is a factor to be considered for purposes of valuing companies converting from mutual to stock form. The magnitude of the new issue discount typically narrows during periods of declining stock prices as investors require larger inducements, and expands during stronger market conditions. The necessity to build a new issue discount into the stock price of a converting insurance company continues to prevail in recognition of the uncertainty among investors as a result of the lack of a seasoned trading history for the converting company, its operation in an intensely competitive industry, underlying concerns regarding the interest rate outlook and economic recovery trends, recent volatility in the stock market, and the ever-changing landscape of competitors and product marketing in the insurance marketplace.

Because a mutual-to-stock conversion transaction results in an infusion of additional capital, the new issue discount is most often reflected in the form of relative discounts to the pro forma price-to-book value ratio. The pro forma equity of the converting company includes the existing equity plus the net proceeds from the mutual-to-stock conversion. Pricing a new conversion offering at a relatively high ratio in relation to pro forma book value, because of the mathematics of the calculation, would require very large increases in valuations resulting in unsustainable price-to-earnings ratios and very marginal returns on equity. Given Nodak Mutual’s already strong capitalization, it would be confronted with the challenges of managing and deploying the excess capital to generate competitive returns on equity.

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FELDMAN FINANCIAL ADVISORS, INC.

Recent experiences of insurance mutual-to-stock demutualizations confirm the applicability of the new issue discount. ARI Mutual Insurance Company (Newtown, Pennsylvania) completed a sponsored conversion transaction in January 2016; its pro forma midpoint valuation was $28.0 million with a pro forma price-to-book ratio of 54.3%. Mutual Insurers Holding Company (Chicago, Illinois) completed a sponsored conversion transaction n December 2012; its pro forma midpoint valuation was $57.0 million with a pro forma price-to-book ratio of 55.7%. Penn Millers Holding Corporation (Wilkes-Barre, Pennsylvania) completed a stand-alone conversion transaction in August 2009; its pro forma midpoint valuation was $53.0 million with a pro forma price-to-book ratio of 55.0%. Eastern Insurance Holdings, Inc. (Lancaster, Pennsylvania) completed a stand-alone conversion transaction in March 2006; its pro forma midpoint valuation was $65.0 million with a pro forma price-to-book ratio of 52.0%. Based on the collective factors discussed above, we therefore believe that a new issue discount is reasonable and necessary in the determination of the Company’s pro forma market value.

Adjustments Conclusion

The Company’s pro forma market value on a fully converted basis should reflect a premium based on earnings prospects and should be discounted relative to the Comparative Group because of the new issue discount. Individual discounts and premiums are not necessarily additive and may, to some extent, offset or overlay each other. On the whole, we conclude that the Company’s pro forma market value should be discounted relative to the Comparative Group. It is the role of the appraiser to balance the relative dynamics of price-to-book and price-to-earnings discounts and premiums. We have concluded that a discount of approximately 35% to 45% based on the price-to-book valuation metric is reasonable and appropriate for determining the Company’s pro forma Valuation Range relative to the Comparative Group’s trading ratios.

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FELDMAN FINANCIAL ADVISORS, INC.

Valuation Approach

In determining the estimated pro forma market value of the Company, we have employed the comparative market valuation approach and considered the following pricing ratios: price-to-book value per share (“P/B”) and price-to-earnings per share (“P/E”). Table 10 displays the trading market price valuation ratios of the Comparative Group as of April 29, 2016. Exhibit V displays the pro forma assumptions and calculations utilized in analyzing the Company’s pro forma valuation ratios on a fully converted basis. In reaching our conclusions of the Valuation Range, we evaluated the relationship of the Company’s pro forma valuation ratios relative to the Comparative Group’s market valuation data.

Investors continue to make decisions to buy or sell P&C insurance company stocks based upon consideration of P/E and P/B comparisons. The P/E ratio is an important valuation ratio in the current insurance stock environment as operating profits have returned to more normalized levels. The P/B ratio remains an important valuation metric because due to applicable regulation, insurers’ ability to write premiums is directly related to their surplus, which is a regulatory proxy for equity capital. Also, insurers are required by regulators to maintain minimum equity capital at levels commensurate with the scope and riskiness of their activities. These regulatory effects make book equity a relatively useful measure of the scale of operations and the price-to-book ratio is a means of reflecting qualitative evaluations regarding such factors as solvency risk, potential growth, pricing capacity, expected returns on equity, and efficient capital utilization.

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FELDMAN FINANCIAL ADVISORS, INC.

As of April 29, 2016, the median P/B ratio for the Comparative Group was 101.3% and the mean was 110.7%. In comparison, the Public P&C Insurance Group median and mean P/B ratios were positioned higher at 129.6% and 132.6%, respectively. In consideration of the foregoing analysis along with the additional adjustments discussed in this chapter, we have determined a pro forma midpoint P/B ratio of 61.2% for the Company, which reflects an aggregate midpoint value of $200.0 million based on the assumptions summarized in Exhibit V. Applying a range of value of 15% above and below the midpoint, the resulting minimum of $170.0 million reflects a P/B ratio of 57.2% and the resulting maximum of $230.0 million reflects a P/B ratio of 64.6%.

The Company’s pro forma P/B valuation ratios reflect discounts to the Comparative Group’s median P/B ratio of 101.3%, with the magnitude of discount measuring 36.2% at Nodak Mutual’s maximum valuation, 39.6% at the midpoint valuation, and 43.5% at the minimum valuation. In our opinion, this range discount for the P/B valuation metric is appropriate to reflect the differences in operating fundamentals discussed in Chapter III and the aforementioned adjustment specified for the new issue discount. In addition, we also took into consideration the low returns on equity that would be anticipated by the Company on a pro forma fully-converted basis as its capital levels reach relatively high levels ranging from a 75.1% pro forma equity-to-assets ratio at the minimum valuation to 76.8% at the midpoint valuation and 78.3% at the maximum valuation. The Company’s pro forma equity-to-assets ratios would significantly exceed the Comparative Group’s corresponding median of 31.9% and the Public P&C Insurance Group median of 30.1%. On a fully converted basis, the Company’s pro forma equity-to-assets ratio would be higher than all of the insurers comprising the Public P&C Insurance Group.

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FELDMAN FINANCIAL ADVISORS, INC.

Based on the Valuation Range as indicated above, the Company’s pro forma P/E ratios based on LTM earnings reflected values of 8.8x at the minimum, 10.1x at the midpoint, and 11.5x at the maximum. As shown in Exhibit V-3, pro forma earnings include historical earnings plus the estimated return on net proceeds from the Offering and the after-tax expense effect of the ESOP. The Company’s pro forma P/E ratios are in range of the Comparative Group mean and median ratios of 10.4x and 11.0x, respectively. The Company’s pro forma P/E ratio of 10.4x at the midpoint reflects a 3.0% discount to the Comparative Group median, while the pro forma P/E ratio of 11.5x represents a 10.6% premium to the Comparative Group median. Other non-equity and non-earnings related market valuation ratios also reflect premiums accorded to the Company. The Company’s pro forma price-to-total revenue and price-to-total assets ratios reflect premiums to the corresponding Comparative Group ratios, largely due to the elevated level of value supported by the Company’s exceptionally high capital ratios.

Valuation Conclusion

It is our opinion that, as of April 29, 2016, the aggregate estimated pro forma market value of Nodak Mutual on a fully converted basis was within the Valuation Range of $170,000,000 to $230,000,000 with a midpoint of $200,000,000. The Valuation Range was based upon a 15% decrease from the midpoint to determine the minimum and a 15% increase to establish the maximum. Exhibits V-1 and V-2 display the assumptions and calculations utilized in determining the Company’s estimated pro forma market value on a fully converted basis. Based on the sale of 45% of the total outstanding shares of common stock, the aggregate value of the range of stock to be sold in the Offering is from $76,500,000 at the minimum to $103,500,000 at the maximum with a midpoint of $90,000,000. Exhibit V-3 presents the pro forma calculations based on the sale of 45% of the aggregate outstanding common stock.

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FELDMAN FINANCIAL ADVISORS, INC.

Table 10

Comparative Market Valuation Analysis

Nodak Mutual Insurance Company (Fully Converted) and the Comparative Group

Market Price Data as of April 29, 2016

	Closing		Total	Price/	Price/	Price/	Price/	Price/	Price/	Total	Current
	Stock	Total	Market	Book	Tang.	LTM	Oper.	Total	Total	Equity/	Div.
	Price	Assets	Value	Value	Book	EPS	EPS	Rev.	Assets	Assets	Yield
Company	($)	($mil.)	($mil.)	(%)	(%)	(x)	(x)	(x)	(%)	(%)	(%)

Nodak Mutual Insurance Company (1)
Pro Forma Minimum	10.00	400.4	170.0	57.2	57.7	8.8	9.2	1.14	42.46	75.14	0.00
Pro Forma Midpoint	10.00	429.8	200.0	61.2	61.7	10.1	10.7	1.34	46.53	76.84	0.00
Pro Forma Maximum	10.00	459.2	230.0	64.6	65.1	11.5	12.1	1.53	50.08	78.32	0.00

Comparative Group Median	NA	637.6	243.9	101.3	106.4	10.4	11.3	1.04	39.34	31.91	1.24
Comparative Group Mean	NA	708.5	244.0	110.7	117.9	11.0	11.5	0.98	36.96	33.20	1.75

Public P&C Insurance Median	NA	3,755.8	1,082.6	129.6	132.3	14.6	14.8	1.09	35.25	30.05	1.82
Public P&C Insurance Mean	NA	35,781.9	12,663.3	132.6	144.4	15.8	16.5	1.29	47.94	30.14	1.82

Comparative Group
Atlas Financial Holdings, Inc.	17.57	411.6	208.9	172.7	184.3	15.5	14.4	1.33	50.76	31.49	0.00
Baldwin & Lyons, Inc.	24.44	1,085.8	364.9	93.1	93.8	15.8	15.3	1.30	33.61	36.33	4.26
Donegal Group Inc.	15.31	1,537.8	394.2	97.8	99.4	16.1	13.5	0.62	25.64	26.56	3.59
EMC Insurance Group Inc.	26.46	1,536.0	554.2	104.7	104.9	10.9	11.8	0.89	36.08	34.18	2.87
Federated National Holding Company	19.05	638.3	273.7	113.0	113.0	6.5	6.9	1.10	42.89	39.29	1.26
First Acceptance Corporation	1.70	402.1	69.8	67.3	106.2	NM	NA	0.21	17.36	25.78	0.00
Hallmark Financial Services, Inc.	11.29	1,076.6	214.1	82.3	106.5	10.0	10.9	0.57	19.88	24.34	0.00
HCI Group Inc.	29.96	637.0	323.1	129.7	129.7	5.1	NA	1.13	50.72	37.32	4.01
Kingstone Companies, Inc.	9.33	149.1	73.8	151.0	157.1	9.9	9.8	1.15	49.50	30.36	2.68
National Security Group, Inc.	15.82	148.1	39.7	88.6	88.6	8.5	9.1	0.62	26.84	30.31	1.14
Unico American Corporation	11.25	140.2	59.7	85.0	85.0	NM	NA	1.79	42.59	50.18	0.00
United Insurance Holdings Corp.	16.31	740.0	352.2	143.6	145.7	11.6	NA	0.98	47.60	32.32	1.23

(1) Assumes sale of 100% of the pro forma total outstanding shares of common stock in the initial public offering.

Source: Nodak Mutual; SNL Financial; Feldman Financial.

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FELDMAN FINANCIAL ADVISORS, INC.

Exhibit I

Background of Feldman Financial Advisors, Inc.

Overview of Firm

Feldman Financial Advisors provides consulting and advisory services to financial services companies in the areas of corporate valuations, mergers and acquisitions, strategic planning, branch sales and purchases, developing and implementing regulatory business and capital plans, and expert witness testimony and analysis. Our senior staff members have been involved in the mutual-to-stock conversion valuation process since 1982 and have valued more than 350 converting institutions.

Feldman Financial Advisors was incorporated in February 1996 by a group of consultants who were previously associated with Credit Suisse First Boston and Kaplan Associates. Each of the officers of Feldman Financial Advisors has over 30 years of experience in consulting to financial institutions and financial services companies. Our senior staff collectively has worked with more than 1,000 commercial banks, savings institutions, mortgage companies, and insurance companies nationwide. The firm’s office is located in Washington, D.C.

Background of Senior Professional Staff

Trent Feldman - President. Trent is a nationally recognized expert in providing strategic advice to and valuing financial service companies, and advising on mergers and acquisitions. Trent was with Kaplan Associates for 14 years and was one of three founding principals at that firm. Trent also has worked at the Federal Home Loan Bank Board and with the California legislature. Trent holds Bachelors and Masters Degrees from the University of California, Los Angeles.

Peter Williams - Principal. Peter specializes in merger and acquisition analysis, stock valuations and other corporate valuations, strategic business plans, and retail delivery analysis. Peter was with Kaplan Associates for 13 years. Peter also worked as a Corporate Development Analyst with the Wilmington Trust Company in Delaware. Peter holds a BA in Economics from Yale University and an MBA in Finance and Investments from George Washington University.

I-1

FELDMAN FINANCIAL ADVISORS, INC.

Exhibit II

Statement of Contingent and Limiting Conditions

This Appraisal is made subject to the following general contingent and limiting conditions:

1.	The analyses, opinions, and conclusions presented in this Appraisal apply to this engagement only and may not be used out of the context presented herein. This Appraisal is valid only for the effective date specified herein and only for the purpose specified herein.

2.	Neither all nor any part of the contents of this Appraisal is to be referred to or quoted in any registration statement, prospectus, public filing, loan agreement, or other agreement or document without our prior written approval. In addition, our Appraisal and analysis are not intended for general circulation or publication, nor are they to be reproduced or distributed to other third parties without our prior written consent.

3.	Neither our Appraisal nor our valuation conclusion is to be construed as a fairness opinion as to the fairness of an actual or proposed transaction, a solvency assessment, or an investment recommendation. For various reasons, the price at which the subject interest might be sold in a specific transaction between specific parties on a specific date might be significantly different from the valuation conclusion expressed herein.

4.	Our analysis assumes that as of the effective valuation date, the Company and its assets will continue to operate as a going concern. Furthermore, our analysis is based on the past and present financial condition of the Company and its assets as of the effective valuation date.

5.	We assume no responsibility for legal matters including interpretations of the law, contracts, or title considerations. We assume that the subject assets, properties, or business interests are appraised free and clear of any or all liens or encumbrances unless otherwise stated.

6.	We assume that there is full compliance with all applicable federal, state, and local regulations and laws unless the lack of compliance is stated, defined, and considered in the Appraisal.

7.	We do not express an opinion or any other form of assurance on the reasonableness of management’s projections reviewed by us or on the underlying assumptions.

8.	We assume responsible ownership and competent management with respect to the subject assets, properties, or business interests.

9.	The information furnished by others is believed to be reliable. However, we issue no warranty or other form of assurance regarding its accuracy.

II-1

FELDMAN FINANCIAL ADVISORS, INC.

Exhibit III-1

Nodak Mutual Insurance Company

Consolidated Balance Sheets

As of December 31, 2014 and 2015

(Dollars in Thousands)

	December 31,
	2015	2014
Assets
Bonds	$153,443	$133,168
Common stocks	31,218	32,469
Cash and cash equivalents	14,521	21,729
Real estate	3,969	4,000
Other invested assets	732	732
Accrued investment income	1,364	1,195
Premiums receivable	20,039	17,538
Reinsurance recoverable	5,259	7,114
Deferred policy acquisition costs	8,444	7,240
Federal income taxes recoverable	307	83
Deferred income taxes	1,023	961
Receivable from Federal Crop Insurance Corporation	14,002	17,028
Goodwill	2,729	2,729
Other assets	4,142	4,046
Total Assets	$261,192	$250,032

Liabilities and Equity
Unpaid losses and loss adjustment expenses	$45,330	$50,508
Unearned premiums	53,487	49,895
Accrued expenses	4,886	3,790
Accrued income taxes	80	1,872
Reinsurance payable	537	155
Amounts withheld for other	773	651
Deferred tax liability	5,441	6,735
Other liabilities	170	237
Total Liabilities	110,704	113,843

Retained earnings	134,695	117,318
Unrealized gains on securities	12,315	15,491
Minority interest	3,478	3,380
Total Equity	150,488	136,189

Total Liabilities and Equity	$261,192	$250,032

Source: Nodak Mutual, consolidated GAAP financial statements (unaudited).

III-1

FELDMAN FINANCIAL ADVISORS, INC.

Exhibit III-2

Nodak Mutual Insurance Company

Consolidated Income Statements

For the Years Ended December 31, 2014 and 2015

(Dollars in Thousands)

	For the Years
	Ended December 31,
	2015	2014
Income Statement Data
Direct premiums written	$172,775	$156,035
Net premiums written	143,065	134,192

Net premiums earned	$139,473	$131,947
Net investment income	4,184	4,133
Net realized gains on investments	962	1,519
Other revenue	1,854	465
Total revenue	146,473	138,064

Losses and loss adjustment expenses	83,876	89,306
Acquisition and other underwriting expenses	36,499	28,179
Total expenses	120,375	117,485

Income before income taxes	26,098	20,579
Income tax expense	8,417	7,176

Net income before minority interest	17,681	13,403
Net income attributable to minority interest	129	(15)

Net income	$17,552	$13,418

Source: Nodak Mutual, consolidated GAAP financial statements (unaudited).

III-2

FELDMAN FINANCIAL ADVISORS, INC.

Exhibit III-3

Nodak Mutual Insurance Company

Investment Securities Portfolio

As of December 31, 2014 and 2015

(Dollars in Thousands)

	December 31,
	2015		2014
	Amount	Percent	Amount	Percent
	(000s)	(%)	(000s)	(%)
Debt securities:
U.S. Government	$4,259	2.3	$3,828	2.3
Political subdivision	68,632	37.2	61,159	36.9
Special revenue	21,612	11.7	18,984	11.5
Industrial and miscellaneous	58,940	31.9	49,196	29.7
Total fixed maturity securities	153,443	83.1	133,168	80.4

Equity securities:
Common stocks	31,218	16.9	32,469	19.6
Preferred stocks	-	-	-	-
Total equity securities	31,218	16.9	32,469	19.6

Total investment securities	$184,661	100.0	$165,637	100.0

Source: Nodak Mutual, internal financial data (unaudited).

III-3

FELDMAN FINANCIAL ADVISORS, INC.

Exhibit III-4

Nodak Mutual Insurance Company (Group)

Statutory Financial Data

As of or For the Years Ended December 31, 2011 to 2015

(Dollars in Thousands)

	As of or For the Years Ended December 31,
	2015	2014	2013	2012	2011
Selected Balance Sheet Data
Total Assets	$243,657	$232,632	$221,661	$191,261	$161,562
Total Cash and Investments	201,915	186,260	180,300	152,149	134,141

Loss Reserves	34,271	39,223	42,081	25,313	21,972
Loss Adjustment Expense Reserves	5,963	5,619	5,887	5,430	6,018
Total Loss and LAE Reserves	40,234	44,842	47,968	30,743	27,991
Unearned Premium Reserve	53,487	49,895	47,752	46,456	39,511
Total Liabilities	102,322	105,613	107,151	89,982	78,547

Capital and Surplus	141,334	127,019	114,510	101,278	83,016

Capital and Surplus / Assets (%)	58.01	54.60	51.66	52.95	51.38
Reserves / Capital and Surplus (%)	28.47	35.30	41.89	30.36	33.72

Selected Income Statement Data
Direct Premiums Written (DPW)	$172,774	$164,883	$173,021	$165,415	$162,908
Net Reinsurance Premiums	(29,710)	(21,843)	(17,098)	(34,333)	(23,305)
Net Premiums Written (NPW)	143,064	143,040	155,923	131,083	139,603
Net Premiums Earned	139,472	140,897	154,627	125,173	134,368
Net Loss and LAE Incurred	83,875	95,550	114,199	77,250	123,885
Net Underwriting Expense Incurred	37,169	32,041	33,000	30,102	27,529
Net Underwriting Gain (Loss)	18,429	13,306	7,428	17,820	(17,045)
Net Investment Income	4,183	4,134	3,694	3,649	3,807
Net Realized Capital Gains (Losses)	635	(11)	457	609	(117)
Income Tax Expense (Benefit)	7,753	6,470	4,257	7,746	(4,934)
Net Income (Loss)	16,795	12,562	9,155	15,164	(7,940)

Premiums Written By Major Segment (%)
Personal Lines - DPW	66.65	63.89	59.50	58.59	53.59
Commercial Lines - DPW	33.35	36.11	40.50	41.41	46.41

Personal Lines - NPW	74.45	66.46	59.97	67.66	55.66
Commercial Lines - NPW	25.55	33.54	40.03	32.34	44.34

Operating Ratios (%)
Growth Rate - DPW	4.79	(4.70)	4.60	1.54	20.65
Growth Rate - NPW	0.02	(8.26)	18.95	(6.10)	26.49
Loss and LAE Ratio	60.14	67.82	73.85	61.71	92.20
Expense Ratio	25.98	22.40	21.16	22.96	19.72
Policyholder Dividend Ratio	0.40	0.00	0.36	0.00	0.19
Combined Ratio	86.51	90.22	95.38	84.68	112.11
Operating Ratio	83.51	87.28	92.99	81.76	109.28
Effective Tax Rate	31.58	33.99	31.74	33.81	NM
Net Yield on Invested Assets	2.16	2.26	2.22	2.55	2.77
Return on Average Equity	12.52	10.40	8.49	16.46	(8.99)
Return on Average Assets	7.05	5.53	4.43	8.60	(4.78)

III-4

FELDMAN FINANCIAL ADVISORS, INC.

Exhibit III-4 (continued)

Nodak Mutual Insurance Company (Group)

Statutory Financial Data

As of or For the Years Ended December 31, 2011 to 2015

(Dollars in Thousands)

	For the Years Ended December 31,
	2015	2014	2013	2012	2011
Underwriting Revenue
Direct Premiums Written	$172,774	$164,883	$173,021	$165,415	$162,908
Personal P&C Direct Premiums	115,159	105,348	102,952	96,917	87,304
Commercial P&C Direct Premiums	57,615	59,534	70,069	68,498	75,604

Net Reinsurance Premiums	(29,710)	(21,843)	(17,098)	(34,333)	(23,305)
Net Premiums Written	143,064	143,040	155,923	131,083	139,603
Change in Unearned Premiums Reserve	3,592	2,143	1,296	5,910	5,235
Net Premiums Earned	139,472	140,897	154,627	125,173	134,368

Underwriting Deductions
Net Losses Paid - Personal	61,250	64,853	50,215	48,962	57,809
Net Losses Paid - Commercial	19,070	26,068	38,817	17,799	63,282
Net Losses Paid	80,321	90,921	89,031	66,761	121,091
Net LAE Paid	8,163	7,755	7,943	8,060	8,213

Change in Loss Reserves - Personal	965	(308)	9,669	37	(4,004)
Change in Loss Reserves - Commercial	(5,917)	(2,549)	7,099	2,985	(1,605)
Change in LAE Reserves	344	(268)	457	(593)	188
Net Change in Loss and LAE Reserves	(4,608)	(3,126)	17,225	2,429	(5,420)

Losses and LAE Incurred	83,875	95,550	114,199	77,250	123,885
Other Underwriting Expense Incurred	37,169	32,041	33,000	30,102	27,529

Net Underwriting Gain (Loss)	18,429	13,306	7,428	17,820	(17,045)

Investment Income
Net Investment Income	4,183	4,134	3,694	3,649	3,807
Net Realized Capital Gains (Losses)	635	(11)	457	609	(117)

Other Income
Finance Service Charges	1,710	1,567	2,185	523	381
All Other Income	144	35	199	309	362

Net Income
Net Income (Loss) Before Taxes	24,548	19,032	13,412	22,910	(12,874)
Federal Income Tax Expense (Benefit)	7,753	6,470	4,257	7,746	(4,934)
Net Income (Loss)	16,795	12,562	9,155	15,164	(7,940)

Change in Capital and Surplus
Capital and Surplus, Beginning of Period	$127,019	$114,510	$101,278	$83,560	$93,618
Net Income (Loss)	16,795	12,562	9,155	15,164	(7,940)
Net Unrealized Capital Gains (Losses)	(2,324)	(70)	4,093	1,689	(207)
Change in Surplus Notes	0	0	0	0	0
All Other Changes in Surplus	(155)	16	(17)	866	(2,455)
Capital and Surplus, End of Period	$141,334	$127,019	$114,510	$101,278	$83,016

III-5

FELDMAN FINANCIAL ADVISORS, INC.

Exhibit III-4 (continued)

Nodak Mutual Insurance Company (Group)

Statutory Financial Data

As of or For the Years Ended December 31, 2011 to 2015

(Dollars in Thousands)

	For the Years Ended December 31,
	2015	2014	2013	2012	2011
Operating Ratios (%)
Loss Ratio	54.04	62.50	68.42	55.75	85.95
Loss Adjustment Expense Ratio	6.10	5.31	5.43	5.97	6.25
Loss and LAE Ratio	60.14	67.82	73.85	61.71	92.20
Expense Ratio	25.98	22.40	21.16	22.96	19.72
Policyholder Dividend Ratio	0.40	0.00	0.36	0.00	0.19
Combined Ratio	86.51	90.22	95.38	84.68	112.11
Operating Ratio	83.51	87.28	92.99	81.76	109.28

Premium Analysis
Direct Premiums Written (DPW)	$172,774	$164,883	$173,021	$165,415	$162,908
Net Premiums Written (NPW)	143,064	143,040	155,923	131,083	139,603
Annual Growth DPW (%)	4.79	(4.70)	4.60	1.54	20.65
Annual Growth NPW (%)	0.02	(8.26)	18.95	(6.10)	26.49

DPW by Line of Business (%)
Major Segment - Personal (est.)	66.65	63.89	59.50	58.59	53.59
Major Segment - Commercial (est.)	33.35	36.11	40.50	41.41	46.41
Home / Farmowners Multi-Peril	32.81	31.33	27.81	27.09	23.65
Private Automobile (est.)	33.84	32.56	31.70	31.50	29.94
Fire and Allied Lines Combined	29.62	32.24	36.71	37.54	43.01
Commercial Multi-Peril Combined	2.20	2.31	2.25	2.37	2.01
Other Liability	1.17	1.18	1.13	0.96	0.89
Commercial Automobile (est.)	0.36	0.38	0.41	0.53	0.50

Loss and LAE Ratio by Line of Business (%)
Major Segment - Personal (est.)	68.55	76.57	72.88	66.88	82.49
Major Segment - Commercial (est.)	36.21	50.97	75.28	51.44	103.88
Home / Farmowners Multi-Peril	64.09	82.79	73.34	66.40	110.84
Private Automobile (est.)	72.50	71.31	72.53	67.25	65.12
Fire and Allied Lines Combined	42.30	56.57	82.36	44.60	105.38
Commercial Multi-Peril Combined	34.42	56.86	60.27	20.60	71.93
Other Liability	(7.51)	(16.04)	4.74	20.42	55.68
Commercial Automobile (est.)	(4.21)	104.66	96.38	8.20	22.26

Combined Ratio by Line of Business (%)
Major Segment - Personal (est.)	97.52	105.69	102.45	94.63	105.94
Major Segment - Commercial (est.)	54.99	60.07	84.74	64.40	119.35
Home / Farmowners Multi-Peril	94.56	112.02	102.99	97.04	132.58
Private Automobile (est.)	100.10	100.33	102.03	92.65	89.78
Fire and Allied Lines Combined	59.49	62.26	88.91	53.71	112.92
Commercial Multi-Peril Combined	58.00	78.71	83.05	45.14	92.88
Other Liability	17.55	7.35	29.49	47.10	118.95
Commercial Automobile (est.)	18.72	126.09	118.02	31.96	42.76

III-6

FELDMAN FINANCIAL ADVISORS, INC.

Exhibit III-4 (continued)

Nodak Mutual Insurance Company (Group)

Statutory Financial Data

As of or For the Years Ended December 31, 2011 to 2015

(Dollars in Thousands)

	For the Years Ended December 31,
	2015	2014	2013	2012	2011
Investment Income
Net Investment Income	$4,183	$4,134	$3,694	$3,649	$3,807
Realized Capital Gains	635	(11)	457	609	(117)
Unrealized Capital Gains (Losses)	(2,324)	(70)	4,093	1,689	(207)

Investment Portfolio Composition (%)
Total Cash and Investments	$201,915	$56,132	$57,763	$62,804	$63,031
Bonds	73.94	68.46	67.70	70.21	74.15
Common Stocks	15.23	17.28	15.27	13.54	11.93
Real Estate	1.94	2.13	1.99	2.38	2.80
Cash and Short-term Investments	7.07	10.15	13.01	11.49	8.42
Other Investments	1.82	1.99	2.03	2.39	2.69

Investment Yields by Type (%)
Net Yield on Invested Assets	2.16	2.26	2.22	2.55	2.77
Gross Yield - Bonds	3.16	3.46	3.28	3.44	3.52
Gross Yield - Common Stocks	1.16	0.96	0.94	1.56	0.98
Gross Yield - Real Estate	22.74	21.84	22.53	20.98	20.22
Gross Yield - Cash and Short-term Investments	0.24	0.22	0.36	0.77	1.03
Gross Yield - Other Investments	11.96	NM	NM	NM	NM

Bond Portfolio Composition (%)
Total Bonds	$151,504	$128,864	$126,332	$111,232	$104,125
U.S. Government	2.61	2.83	4.87	8.73	30.45
Political Subdivisions	43.86	45.51	46.42	46.54	46.82
Special Revenue	14.23	14.51	11.03	6.31	0.20
Industrial	39.31	37.15	37.68	38.42	22.53

Bond Average Asset Quality (NAIC Des# 1-6)
Total Bonds	1.10	1.11	1.08	1.09	1.00
U.S. Government	1.00	1.00	1.00	1.00	1.00
Political Subdivisions	1.00	1.00	1.00	1.00	1.00
Special Revenue	1.00	1.00	1.00	1.00	1.00
Industrial	1.26	1.31	1.20	1.24	1.00

Bonds Rated 3 - 6 / Total Bonds (%)	0.52	0.62	0.00	0.00	0.00
Bonds Rated 3 - 6 / Capital and Surplus (%)	0.56	0.63	0.00	0.00	0.00

Equity Investments
Total Common Stock	$31,218	$33,797	$28,449	$21,411	$16,723
Total Preferred Stock	0	0	0	0	0

Other Investments
Total Real Estate	$3,969	$3,999	$3,713	$3,764	$3,928
Total Mortgage Loans	0	0	0	0	0

Source: SNL Financial, statutory financial data.

III-7

FELDMAN FINANCIAL ADVISORS, INC.

Exhibit IV-1

Financial Performance Data for Public Property and Casualty Insurance Companies

			Total		Policy	Total	Tang.	LTM	Net Prem.	LTM	LTM	LTM
		Total	Policy	Total	Resrvs./	Equity/	Equity/	Total	Written/	Loss	Exp.	Comb.	LTM	LTM
		Assets	Reserves	Equity	Equity	Assets	Assets	Revenue	Avg.Eq.	Ratio	Ratio	Ratio	ROA	ROE
Company	State	($mil.)	($mil.)	($mil.)	(x)	(%)	(%)	($mil.)	(x)	(%)	(%)	(%)	(%)	(%)

1347 Property Insurance Holdings	FL	82	26	48	0.54	57.88	57.88	27	0.63	38.3	53.3	91.6	(2.12)	(3.45)
Alleghany Corporation	NY	22,846	12,875	7,580	1.70	33.18	32.13	4,999	0.59	55.3	33.7	89.0	2.39	7.43
Allstate Corporation	IL	104,656	69,613	20,025	3.48	19.13	18.18	35,653	NA	69.4	25.5	94.9	2.03	10.20
American Financial Group, Inc.	OH	49,859	37,514	4,770	7.86	9.57	9.11	6,145	0.87	63.8	30.9	94.7	0.75	7.44
American International Group, Inc.	NY	496,943	271,645	90,210	3.01	18.15	17.89	58,327	0.37	77.5	34.9	112.4	0.44	2.16
AMERISAFE, Inc.	LA	1,502	934	454	2.06	30.22	30.22	401	0.83	57.1	22.7	79.8	4.63	15.64
AmTrust Financial Services, Inc.	NY	17,112	11,223	3,086	3.64	18.03	14.01	4,759	1.59	66.7	24.3	91.0	3.23	19.09
Atlas Financial Holdings, Inc.	IL	412	235	130	1.81	31.49	30.20	157	1.39	59.2	27.8	87.0	3.84	11.86
Baldwin & Lyons, Inc.	IN	1,086	539	394	1.37	36.33	36.15	280	0.64	59.2	32.2	91.4	2.09	5.83
Berkshire Hathaway Inc.	NE	552,257	100,952	258,627	0.39	46.83	37.61	210,821	0.17	77.4	18.2	95.6	4.53	9.80
Cincinnati Financial Corporation	OH	18,888	9,502	6,427	1.48	34.03	34.03	5,142	0.71	60.2	30.9	91.1	3.37	9.77
CNA Financial Corporation	IL	55,047	36,486	11,756	3.10	21.36	21.02	9,101	0.57	61.0	34.4	95.4	0.87	3.89
Conifer Holdings, Inc.	MI	178	83	77	1.08	43.42	NA	71	1.31	56.8	45.3	102.1	(0.01)	(0.03)
Donegal Group Inc.	PA	1,538	1,008	408	2.47	26.56	26.24	636	1.47	65.8	33.2	99.0	1.39	4.89
EMC Insurance Group Inc.	IA	1,536	927	525	1.77	34.18	34.14	624	1.12	65.0	31.3	96.3	3.29	9.66
Employers Holdings, Inc.	NV	3,756	2,656	761	3.49	20.26	19.30	752	0.95	62.2	31.9	94.1	2.49	13.04
Federated National Holding Co.	FL	638	351	251	1.40	39.29	39.29	250	0.98	49.7	38.2	87.9	6.85	17.65
First Acceptance Corporation	TN	402	205	104	1.98	25.78	18.05	332	2.67	82.0	17.8	99.8	(0.51)	(1.82)
Hallmark Financial Services, Inc.	TX	1,077	667	262	2.55	24.34	19.90	372	1.37	65.9	28.0	93.9	2.11	8.39
Hanover Insurance Group, Inc.	MA	13,791	9,115	2,844	3.20	20.63	19.54	5,034	1.60	61.3	34.4	95.7	2.37	11.50
HCI Group, Inc.	FL	637	239	238	1.01	37.32	37.32	286	1.17	30.9	32.8	63.6	9.89	30.24
Heritage Insurance Holdings, Inc.	FL	837	386	357	1.08	42.58	42.58	395	1.30	37.5	27.5	65.0	11.92	29.89
Horace Mann Educators Corp.	IL	10,059	6,376	1,265	5.04	12.57	12.16	1,080	0.94	70.5	26.5	97.0	0.94	7.02
Infinity Property and Casualty Corp.	AL	2,387	1,287	688	1.87	28.81	26.49	1,484	1.96	76.9	18.7	95.6	2.11	7.36
Kingstone Companies, Inc.	NY	149	90	45	1.99	30.36	29.53	64	1.42	47.7	32.3	80.0	4.91	16.39
Loews Corporation	NY	76,029	36,486	22,810	1.60	30.00	29.68	13,415	0.29	61.0	34.4	95.4	0.37	1.19
Markel Corporation	VA	24,941	13,541	7,841	1.73	31.44	25.59	5,370	0.49	50.7	38.1	89.0	2.34	7.59
Mercury General Corporation	CA	4,629	2,196	1,821	1.21	39.34	38.35	3,009	1.62	72.5	26.7	99.2	1.61	4.03

IV-1

FELDMAN FINANCIAL ADVISORS, INC.

Exhibit IV-1 (continued)

Financial Performance Data for Public Property and Casualty Insurance Companies

			Total		Policy	Total	Tang.	LTM	Net Prem.	LTM	LTM	LTM
		Total	Policy	Total	Resrvs./	Equity/	Equity/	Total	Written/	Loss	Exp.	Comb.	LTM	LTM
		Assets	Reserves	Equity	Equity	Assets	Assets	Revenue	Avg.Eq.	Ratio	Ratio	Ratio	ROA	ROE
Company	State	($mil.)	($mil.)	($mil.)	(x)	(%)	(%)	($mil.)	(x)	(%)	(%)	(%)	(%)	(%)

National General Holdings Corp.	NY	5,563	2,948	1,537	1.92	27.62	21.08	2,511	1.62	64.9	29.1	94.0	3.23	11.56
National Interstate Corporation	OH	1,936	1,351	359	3.76	18.54	18.22	619	1.68	80.6	19.8	100.4	1.12	5.78
National Security Group, Inc.	AL	148	77	45	1.72	30.31	30.31	64	1.37	55.4	35.6	91.0	3.19	10.64
Navigators Group, Inc.	CT	4,584	3,023	1,096	2.76	23.91	23.80	1,059	0.98	58.2	35.9	94.1	1.78	7.64
Old Republic International Corp.	IL	17,102	11,065	3,881	2.85	22.69	21.96	5,766	1.23	47.5	48.5	96.0	2.45	10.75
ProAssurance Corporation	AL	4,908	2,367	1,958	1.21	39.90	35.94	772	0.34	59.2	31.3	90.5	2.31	5.63
Progressive Corporation	OH	29,819	16,661	7,289	2.29	24.45	21.98	20,831	2.82	72.1	20.4	92.5	4.57	17.86
RLI Corp.	IL	2,735	1,526	823	1.85	30.10	28.23	806	0.87	42.7	41.8	84.5	4.99	16.49
Safety Insurance Group, Inc.	MA	1,704	956	644	1.48	37.83	37.83	798	1.13	83.0	29.0	112.0	(0.81)	(2.10)
Selective Insurance Group, Inc.	NJ	6,904	4,687	1,398	3.35	20.25	20.16	2,132	1.56	57.7	34.8	92.5	2.45	12.47
State Auto Financial Corporation	OH	2,829	1,669	885	1.89	31.27	31.23	1,369	1.44	67.9	33.6	101.5	1.83	5.79
State National Companies, Inc.	TX	2,388	1,950	263	7.40	11.03	10.81	199	0.47	NA	NA	NA	2.00	17.31
Travelers Companies, Inc.	MN	100,184	64,640	23,598	2.74	23.55	20.50	26,815	0.99	56.6	31.7	88.3	3.37	14.15
Trupanion, Inc.	WA	71	6	45	0.14	63.96	61.31	147	NA	NA	NA	NA	(22.25)	(33.36)
Unico American Corporation	CA	140	67	70	0.95	50.18	50.18	33	0.44	65.0	22.0	87.0	(0.86)	(1.66)
United Fire Group, Inc.	IA	3,890	2,791	879	3.18	22.59	22.08	1,035	1.15	61.0	31.0	92.0	2.30	10.58
United Insurance Holdings Corp.	FL	740	381	239	1.59	32.32	32.01	358	1.74	54.5	39.5	94.0	3.86	12.35
Universal Insurance Holdings, Inc.	FL	994	541	293	1.85	29.50	NA	547	2.44	37.2	NA	NA	10.53	41.49
W. R. Berkley Corporation	CT	21,731	13,806	4,633	2.98	21.32	20.42	7,206	1.35	60.5	33.2	93.7	2.32	10.96
White Mountains Insurance Group	NH	10,285	2,008	4,368	0.46	42.47	40.29	1,809	0.27	59.7	36.9	96.6	2.68	6.33

Overall P&C Insurance Group Median		3,292	1,979	851	1.88	30.05	27.36	920	1.14	60.8	31.9	94.0	2.33	9.72
Overall P&C Insurance Group Mean		35,040	15,827	10,377	2.30	30.14	28.37	9,247	1.15	60.5	31.6	92.6	2.27	9.32

Source: SNL Financial.

IV-2

FELDMAN FINANCIAL ADVISORS, INC.

Exhibit IV-2

Market Valuation Data for Public Property and Casualty Insurance Companies

				Closing	Total	Price/	Price/	Price/	Price/	Price/	Price/	Price/	Current	One-Yr.
				Price	Market	Book	Tang.	LTM	Oper.	2015	LTM	Total	Div.	Price
				4/29/16	Value	Value	Book	EPS	EPS	Est. EPS	Rev.	Assets	Yield	Change
Company	Ticker	Exchange	State	($)	($mil.)	(%)	(%)	(x)	(x)	(x)	(x)	(%)	(%)	(%)

1347 Property Insurance Holdings	PIH	NASDAQ	FL	5.60	34	72.3	72.3	NM	NA	NA	1.26	41.67	0.00	(25.23)
Alleghany Corporation	Y	NYSE	NY	521.28	8,054	107.3	112.5	14.84	16.36	17.99	1.61	35.25	0.00	9.13
Allstate Corporation	ALL	NYSE	IL	65.05	24,426	136.0	145.8	12.88	12.53	14.00	0.69	23.34	2.03	(7.40)
American Financial Group, Inc.	AFG	NYSE	OH	69.11	6,010	131.6	139.2	17.54	12.70	12.12	0.98	12.05	1.62	8.36
American International Group, Inc.	AIG	NYSE	NY	55.82	63,290	74.3	75.7	33.83	25.49	11.86	1.09	12.74	2.29	(1.47)
AMERISAFE, Inc.	AMSF	NASDAQ	LA	53.88	1,031	227.0	227.0	12.92	12.71	14.82	2.57	68.62	1.34	16.85
AmTrust Financial Services, Inc.	AFSI	NASDAQ	NY	24.85	4,358	180.2	268.8	8.88	7.94	8.26	0.92	25.47	2.41	(17.24)
Atlas Financial Holdings, Inc.	AFH	NASDAQ	IL	17.57	209	172.7	184.3	15.55	14.40	9.92	1.33	50.76	0.00	(7.48)
Baldwin & Lyons, Inc.	BWINB	NASDAQ	IN	24.44	365	93.1	93.8	15.77	15.28	14.46	1.30	33.61	4.26	5.44
Berkshire Hathaway Inc.	BRK.A	NYSE	NE	219,000	359,275	140.8	207.0	14.94	20.73	18.23	1.70	65.06	0.00	2.15
Cincinnati Financial Corporation	CINF	NASDAQ	OH	66.01	10,857	161.1	161.1	15.79	17.10	21.57	2.11	57.48	2.91	29.41
CNA Financial Corporation	CNA	NYSE	IL	31.60	8,543	72.6	74.1	17.85	16.63	10.53	0.94	15.52	3.16	(22.38)
Conifer Holdings, Inc.	CNFR	NASDAQ	MI	6.78	52	67.1	65.8	NM	NM	11.59	NA	NA	NA	NA
Donegal Group Inc.	DGICA	NASDAQ	PA	15.31	394	97.8	99.4	16.08	13.55	10.20	0.62	25.64	3.59	0.79
EMC Insurance Group Inc.	EMCI	NASDAQ	IA	26.46	554	104.7	104.9	10.89	11.81	14.58	0.89	36.08	2.87	14.08
Employers Holdings, Inc.	EIG	NYSE	NV	29.70	964	120.0	127.1	9.55	10.96	12.76	1.28	25.65	1.21	13.14
Federated National Holding Co.	FNHC	NASDAQ	FL	19.05	274	113.0	113.0	6.52	6.93	7.43	1.10	42.89	1.26	(36.05)
First Acceptance Corporation	FAC	NYSE	TN	1.70	70	67.3	106.2	NM	NA	NA	0.21	17.36	0.00	(41.38)
Hallmark Financial Services, Inc.	HALL	NASDAQ	TX	11.29	214	82.3	106.5	9.99	10.86	9.25	0.57	19.88	0.00	(0.27)
Hanover Insurance Group, Inc.	THG	NYSE	MA	85.76	3,683	129.6	138.7	11.59	13.72	13.59	0.73	26.70	2.15	22.55
HCI Group, Inc.	HCI	NYSE	FL	29.96	323	129.7	129.7	5.08	NA	7.66	1.13	50.72	4.01	(31.92)
Heritage Insurance Holdings, Inc.	HRTG	NYSE	FL	13.29	405	113.5	113.5	4.36	NA	4.69	1.02	48.31	1.50	(36.11)
Horace Mann Educators Corp.	HMN	NYSE	IL	31.10	1,255	99.8	103.6	14.14	15.55	14.03	1.16	12.47	3.41	(11.19)
Infinity Property and Casualty Corp.	IPCC	NASDAQ	AL	80.16	882	130.0	146.0	17.77	18.43	16.77	0.59	36.95	2.59	4.69
Kingstone Companies, Inc.	KINS	NASDAQ	NY	9.33	74	151.0	157.1	9.93	9.82	7.71	1.15	49.50	2.68	23.74
Loews Corporation	L	NYSE	NY	39.68	13,452	76.8	78.4	55.11	48.99	15.11	1.00	17.69	0.63	(5.28)
Markel Corporation	MKL	NYSE	VA	899.11	12,559	160.2	213.7	21.54	25.17	33.78	2.34	50.35	0.00	20.79
Mercury General Corporation	MCY	NYSE	CA	52.90	2,923	160.3	167.1	39.19	22.61	20.11	0.97	63.15	4.69	(4.60)

IV-3

FELDMAN FINANCIAL ADVISORS, INC.

Exhibit IV-2 (continued)

Market Valuation Data for Public Property and Casualty Insurance Companies

				Closing	Total	Price/	Price/	Price/	Price/	Price/	Price/	Price/	Current	One-Yr.
				Price	Market	Book	Tang.	LTM	Oper.	2015	LTM	Total	Div.	Price
				4/29/16	Value	Value	Book	EPS	EPS	Est. EPS	Rev.	Assets	Yield	Change
Company	Ticker	Exchange	State	($)	($mil.)	(%)	(%)	(x)	(x)	(x)	(x)	(%)	(%)	(%)

National General Holdings Corp.	NGHC	NASDAQ	NY	20.19	2,134	164.7	256.0	15.90	11.34	11.11	0.85	38.36	0.59	3.75
National Interstate Corporation	NATL	NASDAQ	OH	30.79	615	170.8	174.5	29.32	26.54	19.39	0.99	31.79	1.82	9.61
National Security Group, Inc.	NSEC	NASDAQ	AL	15.82	40	88.6	88.6	8.46	9.09	NA	0.62	26.84	1.14	3.33
Navigators Group, Inc.	NAVG	NASDAQ	CT	82.61	1,201	108.8	109.4	15.10	15.89	15.94	1.13	26.20	0.00	4.81
Old Republic International Corp.	ORI	NYSE	IL	18.49	4,848	117.0	130.2	11.93	14.33	14.61	0.84	28.35	4.06	18.83
ProAssurance Corporation	PRA	NYSE	AL	47.73	2,535	129.4	153.1	22.62	18.29	18.87	3.28	51.64	2.60	5.71
Progressive Corporation	PGR	NYSE	OH	32.60	19,006	251.4	286.5	15.60	16.46	16.65	0.91	63.74	2.72	22.79
RLI Corp.	RLI	NYSE	IL	62.18	2,716	311.3	339.5	19.93	24.19	26.79	3.37	99.27	1.22	23.45
Safety Insurance Group, Inc.	SAFT	NASDAQ	MA	56.61	858	132.6	132.6	NM	NM	14.55	1.08	50.36	4.95	(3.15)
Selective Insurance Group, Inc.	SIGI	NASDAQ	NJ	34.71	2,001	142.4	143.2	12.18	12.86	13.16	0.94	28.97	1.73	25.53
State Auto Financial Corporation	STFC	NASDAQ	OH	20.51	851	95.8	95.9	16.67	24.13	16.19	0.62	30.09	1.95	(13.64)
State National Companies, Inc.	SNC	NASDAQ	TX	11.28	482	182.8	187.0	11.17	NA	11.55	2.42	20.17	2.13	15.93
Travelers Companies, Inc.	TRV	NYSE	MN	109.90	32,134	133.0	158.3	10.34	10.29	11.46	1.20	32.08	2.44	6.85
Trupanion, Inc.	TRUP	NYSE	WA	12.47	356	NM	NM	NM	NA	NA	2.42	502.52	0.00	58.85
Unico American Corporation	UNAM	NASDAQ	CA	11.25	60	85.0	85.0	NM	NA	NA	1.79	42.59	0.00	6.94
United Fire Group, Inc.	UFCS	NASDAQ	IA	44.82	1,135	128.3	132.1	12.70	12.95	17.50	1.10	29.16	1.96	44.49
United Insurance Holdings Corp.	UIHC	NASDAQ	FL	16.31	352	143.6	145.7	11.57	NA	10.48	0.98	47.60	1.23	(17.63)
Universal Insurance Holdings, Inc.	UVE	NYSE	FL	17.61	629	211.0	NA	5.93	NA	5.98	1.15	63.27	3.18	(30.26)
W. R. Berkley Corporation	WRB	NYSE	CT	56.00	6,866	144.5	158.6	14.32	16.00	16.36	0.95	31.59	0.86	13.73
White Mountains Insurance Group	WTM	NYSE	NH	830.00	4,495	119.3	131.9	16.40	NA	NM	2.49	43.71	0.12	23.95

Overall P&C Insurance Group Median				NA	1,083	129.6	132.3	14.58	14.84	14.01	1.09	35.25	1.82	4.81
Overall P&C Insurance Group Mean				NA	12,663	132.6	144.4	15.78	16.46	14.13	1.29	47.94	1.82	3.13

Source: SNL Financial.

IV-4

FELDMAN FINANCIAL ADVISORS, INC.

Exhibit V-1

Pro Forma Assumptions for Conversion Valuation

1.	The initial offering price is $10.00 per share and the number of shares offered is computed by dividing the estimated pro forma market value by the offering price.

2.	The total amount of the net offering proceeds was fully invested at the beginning of the applicable period.

3.	The net offering proceeds are invested to yield a return of 1.76%, which represents the yield on a five-year U.S. Treasury bond as of December 31, 2015. The effective income tax rate was assumed to be 34.0%, resulting in a net after-tax yield of 1.16%.

4.	Fixed expenses related to the offering are estimated to equal $1.75 million. Variable expenses representing marketing fees are estimated at 2.0% of the gross proceeds raised in the offering.

5.	It is assumed that the ESOP acquires $2.4 million of the common stock to be sold in the offering. Pro forma adjustments have been made to earnings and equity to reflect the impact of the ESOP. The annual expense is estimated based on a 10-year loan to the ESOP from the Company. No re-investment is assumed on proceeds used to fund the ESOP.

6.	The value of a subscription right has been determined by Feldman Financial to equal $0.67 per right. The number of subscription rights that will be redeemed is uncertain. For purposes of these exhibits, we have assumed that 90% of eligible members will elect to redeem their subscription rights rather than exercise them. The number of subscription rights granted is calculated based on the midpoint of the offering ($200.0 million on a fully converted basis and $90.0 million on an MHC offering basis), divided by the $10.00 per share offering price, or 20,000,000 subscription rights on a fully converted basis. Subscription rights are allocated on a per capita basis and therefore all eligible members would have the same number of subscription rights. If 90% of eligible members were to elect to redeem their subscription rights for cash, then 18,000,000 subscription rights would be redeemed and $12.06 million in net offering proceeds would fund this redemption obligation on a fully converted basis. For the MHC offering, the redemption obligation is estimated at $5.427 million.

7.	The estimated value of a subscription right has been estimated at $0.67 per right using the Black-Scholes option pricing model with the following assumptions: a common stock share price and right exercise price of $10.00; an expected right life of 90 days; a risk-free interest rate of 0.16% based on the three-month U.S. Treasury constant maturity yield as of December 31, 2015; and a volatility rate of 33.57% based on the average stock price volatility for the Comparative Group companies for the year ended December 31, 2015.

8.	No effect has been given in the pro forma equity calculation for the assumed earnings on the net proceeds.

9.	The calculation of operating income excludes the after-tax impact of net realized securities gains (or losses) and any extraordinary items.

V-1

FELDMAN FINANCIAL ADVISORS, INC.

Exhibit V-2

Pro Forma Conversion Valuation Range – Fully Converted

Nodak Mutual Insurance Company
Historical Financial Data as of December 31, 2015

(Dollars in Thousands, Except Per Share Data)

	Minimum	Midpoint	Maximum
Shares outstanding	17,000,000	20,000,000	23,000,000
Shares sold (100% of outstanding shares)	17,000,000	20,000,000	23,000,000
Offering price	$10.00	$10.00	$10.00
Pro Forma Market Capitalization	$170,000	$200,000	$230,000
Gross offering proceeds	$170,000	$200,000	$230,000
Less: estimated offering expenses	(5,150)	(5,750)	(6,350)
Less: loan for ESOP stock purchase	(2,400)	(2,400)	(2,400)
Less: estimated subscription rights redemption	(12,060)	(12,060)	(12,060)
Net proceeds	$150,390	$179,790	$209,190
Net Income Attributable to Shareholders:
LTM ended December 31, 2015	$17,552	$17,552	$17,552
Pro forma income on net proceeds	1,745	2,086	2,427
Pro forma ESOP adjustment	(158)	(158)	(158)
Pro forma net income	$19,139	$19,480	$19,821
Pro forma earnings per share	$1.14	$0.99	$0.87
Operating Income:
LTM ended December 31, 2015	$16,549	$16,549	$16,549
Pro forma income on net proceeds	1,745	2,086	2,427
Pro forma ESOP adjustment	(158)	(158)	(158)
Pro forma operating income	$18,136	$18,477	$18,818
Pro forma operating earnings per share	$1.08	$0.93	$0.83
Total Revenue:
LTM ended December 31, 2015	$146,473	$146,473	$146,473
Pro forma revenue on net proceeds, pre-tax	2,647	3,164	3,682
Pro forma total revenue	$149,120	$149,637	$150,155
Common Shareholders' Equity:
As of December 31, 2015	$147,010	$147,010	$147,010
Net proceeds	150,390	179,790	209,190
Pro forma common equity	$297,400	$326,800	$356,200
Pro forma book value per share	$17.49	$16.34	$15.49
Tangible Common Shareholders' Equity:
As of December 31, 2015	$144,281	$144,281	$144,281
Net proceeds	150,390	179,790	209,190
Pro forma tangible common equity	$294,671	$324,071	$353,471
Pro forma tangible book value per share	$17.33	$16.20	$15.37
Total Assets:
As of December 31, 2015	$250,032	$250,032	$250,032
Net proceeds	150,390	179,790	209,190
Pro forma total assets	$400,422	$429,822	$459,222
Pro Forma Ratios:
Price / LTM EPS	8.76	10.15	11.49
Price / Operating EPS	9.25	10.70	12.10
Price / LTM Revenue	1.14	1.34	1.53
Price / Book Value	57.16%	61.20%	64.57%
Price / Tangible Book Value	57.69%	61.71%	65.07%
Price / Total Assets	42.46%	46.53%	50.08%
Total Equity / Assets	75.14%	76.84%	78.32%
Tangible Equity / Assets	74.97%	76.69%	78.19%

V-2

FELDMAN FINANCIAL ADVISORS, INC.

Exhibit V-3

Pro Forma MHC Offering Range

Nodak Mutual Insurance Company
Historical Financial Data as of December 31, 2015

(Dollars in Thousands, Except Per Share Data)

	Minimum	Midpoint	Maximum
Shares outstanding	17,000,000	20,000,000	23,000,000
Shares sold (45% of outstanding shares)	7,650,000	9,000,000	10,350,000
Offering price	$10.00	$10.00	$10.00
Pro Forma Market Capitalization	$170,000	$200,000	$230,000
Gross offering proceeds	$76,500	$90,000	$103,500
Less: estimated offering expenses	(3,280)	(3,550)	(3,820)
Less: loan for ESOP stock purchase	(2,400)	(2,400)	(2,400)
Less: estimated subscription rights redemption	(5,427)	(5,427)	(5,427)
Net proceeds	$65,393	$78,623	$91,853
Net Income Attributable to Shareholders:
LTM ended December 31, 2015	$17,552	$17,552	$17,552
Pro forma income on net proceeds	759	912	1,065
Pro forma ESOP adjustment	(158)	(158)	(158)
Pro forma net income	$18,153	$18,306	$18,459
Pro forma earnings per share	$1.08	$0.93	$0.81
Operating Income:
LTM ended December 31, 2015	$16,549	$16,549	$16,549
Pro forma income on net proceeds	759	912	1,065
Pro forma ESOP adjustment	(158)	(158)	(158)
Pro forma operating income	$17,150	$17,303	$17,456
Pro forma operating earnings per share	$1.02	$0.88	$0.77
Total Revenue:
LTM ended December 31, 2015	$146,473	$146,473	$146,473
Pro forma revenue on net proceeds, pre-tax	1,151	1,384	1,617
Pro forma total revenue	$147,624	$147,857	$148,090
Common Shareholders' Equity:
As of December 31, 2015	$147,010	$147,010	$147,010
Net proceeds	65,393	78,623	91,853
Pro forma common equity	$212,403	$225,633	$238,863
Pro forma book value per share	$12.49	$11.28	$10.39
Tangible Common Shareholders' Equity:
As of December 31, 2015	$144,281	$144,281	$144,281
Net proceeds	65,393	78,623	91,853
Pro forma tangible common equity	$209,674	$222,904	$236,134
Pro forma tangible book value per share	$12.33	$11.15	$10.27
Total Assets:
As of December 31, 2015	$250,032	$250,032	$250,032
Net proceeds	65,393	78,623	91,853
Pro forma total assets	$315,425	$328,655	$341,885
Pro Forma Ratios:
Price / LTM EPS	9.24	10.80	12.34
Price / Operating EPS	9.78	11.43	13.05
Price / LTM Revenue	1.15	1.35	1.55
Price / Book Value	80.04%	88.64%	96.29%
Price / Tangible Book Value	81.08%	89.72%	97.40%
Price / Total Assets	53.90%	60.85%	67.27%
Total Equity / Assets	68.44%	69.71%	70.88%
Tangible Equity / Assets	68.17%	69.46%	70.65%

V-3